Filed Pursuant to Rule 424(b)(5)
Registration Number 333-263622

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 16, 2022)

$150 million

% Convertible Senior Notes due 2027

We are offering $150 million principal amount of our                 % Convertible Senior Notes due 2027 (the “notes”). The notes will bear interest at a rate of                 % per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023. The notes will mature on July 1, 2027, unless earlier redeemed, repurchased or converted.

Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Holders who convert on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) shall be entitled to receive an interest make-whole payment payable in cash, as described in this prospectus supplement. Upon conversion of notes, we will deliver cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate with respect to the notes will initially be                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.

We may not redeem the notes prior to July 6, 2025. On or after July 6, 2025, we may redeem for cash all or any portion (subject to the partial redemption limitation described herein) of the notes if the last reported sale price of our common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day prior to the date on which we provide notice of the redemption. The redemption price will be the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If we undergo a fundamental change (as defined below), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes, will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated (including our existing Convertible Senior PIK Toggle Notes due 2027), will be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any borrowings outstanding under our revolving line of credit) and will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “ASPN”. The last reported sale price of our common stock on the NYSE on June 28, 2022 was $14.71 per share.

Investing in our notes involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” beginning on page S-14 of this prospectus supplement before buying our notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$

Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any from July , 2022.
(2)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting”.

The underwriters also may purchase up to an additional $22.5 million principal amount of notes, solely to cover over-allotments, at the public offering price, less the underwriting discounts and commissions payable by us, within 30 days from the date of this prospectus supplement.

Concurrently with this offering, we are offering, through a separate prospectus supplement, $225 million of shares of our common stock, plus up to an additional $33.75 million of shares of common stock that the underwriters of the concurrent common stock offering have the option to purchase from us, solely to cover over-allotments. Our existing stockholder Wood River Capital, LLC, an affiliate of Koch Strategic Platforms, LLC, and/or certain of its affiliates have indicated an interest in purchasing up to $100 million of our common stock in the concurrent common stock offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, Wood River Capital, LLC and/or certain of its affiliates may determine to purchase fewer securities than they indicate an interest in purchasing or not to purchase any securities in the concurrent common stock offering. See “Concurrent Common Stock Offering”. The completion of this offering is not contingent on the completion of the concurrent common stock offering, and the completion of the concurrent common stock offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent common stock offering will be consummated on the terms described in this prospectus supplement, or at all. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities being offered in the concurrent common stock offering.

The underwriters are offering the notes as set forth under “Underwriting”. We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                , 2022.

Joint Book-running Managers

Barclays	Jefferies	BofA Securities

Green Structuring Agent

Prospectus Supplement dated                 , 2022

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which does not apply to this offering. This prospectus supplement and the accompanying prospectus relate to a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a shelf registration process (File No. 333-263622). To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our notes, you should read both this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein and additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Neither the Company nor any underwriter has authorized anyone to provide you with information that is different from or in addition to the information contained in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus filed by us with the SEC. Accordingly, neither the Company nor any underwriter takes any responsibility for, or can provide any assurance as to the reliability of, any information that others may give. Neither the Company nor any underwriter is making offers to sell or seeking offers to buy notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus is accurate only as of the respective dates of such documents, regardless of the time of delivery of this prospectus supplement or any sale of notes offered hereby. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus supplement and the accompanying prospectus to “Aspen”, the “Company”, “we”, “us” and “our” refer to Aspen Aerogels, Inc., a Delaware corporation, together with its consolidated subsidiaries. All other brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks or trade dress in this prospectus supplement and the accompanying prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus supplement, the accompanying prospectus and the documents or reports incorporated by reference herein and therein, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•

the expected future growth of the market for our aerogel products and our continued gain in market share, in particular in the electric vehicle (“EV”) market, the energy infrastructure insulation market, the lithium-ion battery thermal barrier markets, and other markets we target;

•

our beliefs about the competitive strengths and value propositions of our technology and our products and our ability to gain additional market share and enter into new markets based on those strengths;

•	our expectation that our investment in incremental manufacturing and operating expense will sustain long-term growth in our existing markets and develop new business opportunities;

•	our plans to continue to develop and optimize aerogel products for high-value applications within the sustainable building materials market and our plan to realize revenue from this market;

•

our plans and expectations to partner with industry leaders in the battery and EV market or such partnerships resulting in products and technologies or otherwise resulting in meaningful financial results;

•

our expectations about the size and timing of awarded business in the EV market, future revenues and profit margins, arising from our supply relationship and contract with automotive original equipment manufacturers (“OEMs”), and our ability to win more business and increase revenue in the EV market;

•

our pursuit of high-value opportunities for our aerogel products within different segments of the EV market, the global insulation market, including the sustainable building materials market, and our plans to leverage our aerogel technology platform to develop innovative, aerogel enhanced products for applications in new markets;

•	our plans to focus additional resources to continue to grow our share of the EV market and the energy infrastructure insulation market;

•

the current or future trends in the energy, energy infrastructure, chemical and refinery, liquid natural gas (“LNG”), sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on our business;

•	our investments in the EV market and aerogel technology platform;

•

our pursuit of and the expected greater adoption of our products in the LNG and power generation markets and our expectation that product revenue will be generated in large part by demand for insulation associated with scheduled plant shutdowns, or turnarounds, and other maintenance-related projects;

•

our expectation that our products will be specified during the design phase in a growing number of new plant construction and capital expansion projects and our expectation that we will have an increasing percentage of our products sold for use in capital projects;

•	our expectation that the growth in global energy demand and EV market will result in increased new-build and large capacity expansion projects, driving demand for our aerogel products;

•	our plans to continue our strategy of working with innovative companies to target and penetrate additional market opportunities;

•

our plans to develop strategic partnerships to facilitate market penetration beyond the energy infrastructure and sustainable building materials market, as well as the expected goals and priorities of such strategic partnerships;

•

our belief that an adequate long-term supply of silica-precursors and other raw materials is available and that our plans to reduce reliance on precursors susceptible to significant price fluctuations will be successful;

•	our belief that we can strategically increase our capacity to meet the demand or that we will be able to make such capacity increases in a timely manner;

•	our expectation in our ability to implement lower cost product formulations and realize material purchasing efficiencies;

•	our belief that our portfolio of patents, trade secrets and know-how present a significant barrier to potential new entrants in the production of aerogel blanket insulation;

•

our expectation that we will be successful in enforcing and defending our patents against competitors and that such patents are valid and enforceable, as well as our expectations about the costs and consequences of our current or potential future patent litigation and the potential for additional patent litigation;

•

our belief that our products possess strong competitive advantages over traditional insulation materials, including the superior thermal performance and the thin, easy-to-use and durable blanket form of our products;

•

our belief that the net proceeds from this notes offering, together with the net proceeds from the concurrent common stock offering, if consummated, will partially fund the cost of the construction of Phase I of our second aerogel manufacturing facility in Statesboro, Georgia (“Plant II”), development of our high-volume thermal barrier assembly facility in Mexico, and continued productivity improvements to our aerogel manufacturing facility in Rhode Island, Phase I of Plant II, and all related thermal assembly facilities and equipment and that we may obtain the required additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects;

•	our expectations regarding the investment to open a second manufacturing facility in Georgia and the anticipated job creation as a result thereof;

•	the anticipated aerogel capacity expansion as a result of the planned second manufacturing facility in Georgia and the expected commencement of production;

•	our belief that our end-use customers will continue to invest in major energy infrastructure projects;

•	our expectation that we will continue to sell our products in the sustainable building materials and other end markets;

•	our expectations that our work with partners will accelerate the commercialization of these carbon aerogel anode materials in the EV market;

•

our belief that the potential for significant technological innovation in traditional insulation materials is limited and that new high-performance materials will be required to meet evolving market requirements for energy efficient insulation systems;

•	our belief that our aerogel products and manufacturing processes are proprietary and that we can protect our patents, trade secrets and know-how associated therewith;

•

our belief that we can continue to improve the cost efficiency of our manufacturing process, that our current expansion plans offer attractive returns on incremental invested capital, and that we will focus our development efforts on new products and next-generation technology with application in new, high-value market segments;

•

our belief that we will have opportunities to address additional high-value applications in the estimated $3.9 billion global insulation market, and that we are well-positioned to leverage a decade’s worth of research and development to design and commercialize disruptive aerogel products for a wide array of new markets;

•

our belief that our products have the lowest cost on a fully-installed basis or offer significant life-cycle cost savings in energy infrastructure and certain other applications as compared to traditional insulation materials;

•

our plans to continue to expand our global sales force and distribution network to support anticipated growth in customers and demand for our products and our plans to seek to promote greater enterprise-wide utilization of our products by existing end-use customers;

•

our expectations and projections about future revenues, revenue growth, costs, expenses, production volumes, manufacturing productivity, gross profit, profitability, net loss, loss per share and adjusted EBITDA, sources and uses of cash, liquidity, cash flow, capital requirements and the sufficiency of our existing cash balance and available credit;

•	our expectations that most of our revenue will continue to come from a relatively small number of customers for the foreseeable future;

•

our expectations of long-term revenue growth, with increasing levels of gross profit and improved cash flows from operations and our expectations that we will incur significant capital expenditures related to the expansion of our manufacturing capacity to support this expected long-term growth in demand;

•	our expectation to continue to increase investment in research and development in our efforts to enhance and expand our aerogel technology platform;

•	our expectations about the impact of new accounting pronouncements on our consolidated financial statements and related disclosures;

•	our belief that our experienced and dedicated leadership team will provide us with a competitive advantage in the industry;

•	our belief of our technological and market leadership in aerogels;

•	the expected future development of new aerogel technologies;

•	our expectations about limitations of net operating losses;

•	our expectation of rising interest rates and operating costs;

•	rising inflation;

•	our expectations about the cost of the capital projects, including Plant II;

•	our expectations about the commissioning of Phase I of Plant II in Q4 2023;

•

our beliefs about our planned Mexico thermal barrier assembly facility and its timely operations, its ability to meet the demand, the growth in thermal barrier demand to match the assembly operation and vice versa; and

•	our ability to shift thermal barrier assembly operations from East Providence to Mexico in a timely manner.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the document incorporated by reference herein or therein. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should carefully review this entire prospectus supplement and the accompanying prospectus, including the risk factors and financial statements and related notes thereto included or incorporated by reference herein and therein, before making a decision to purchase our notes.

Overview of Aspen

We are an aerogel technology company that designs, develops and manufactures innovative, high-performance aerogel materials used primarily in the energy infrastructure, building materials and EV markets. We have provided high-performance aerogel insulation to the energy infrastructure and sustainable building materials markets for more than a decade. We have also recently introduced a line of high-potential aerogel thermal barriers for use in battery packs in the EV market and other energy storage systems. In addition, we are developing applications for our aerogel technology in the battery materials and a number of other high-potential markets. We believe our aerogel blankets deliver the best thermal performance of any widely used insulation product available on the market today and provide a combination of performance attributes unmatched by traditional insulation materials. Our end-user customers select our products where thermal performance is critical and to save money, improve resource efficiency, enhance sustainability, preserve operating assets, and protect workers.

Our technologically advanced insulation products are principally targeted at the estimated $3.9 billion annual global market for energy infrastructure insulation materials. Our aerogel insulation has undergone rigorous technical validation and is used by many of the world’s largest oil producers and the owners and operators of refineries, petrochemical plants, liquefied natural gas facilities and power generating and distribution assets, such as ExxonMobil, Reliance Industries, PTT LNG, and Royal Dutch Shell. Our products replace traditional insulation in existing facilities during regular maintenance, upgrades and capacity expansions. In addition, our aerogel products are increasingly being specified for use in new-build energy infrastructure facilities.

We introduced our two key aerogel insulation product lines for the energy infrastructure market, Pyrogel® and Cryogel®, in 2008. Pyrogel and Cryogel have undergone rigorous technical validation by industry-leading end-users and achieved significant market adoption. We introduced our aerogel insulation product for the building materials market, Spaceloft®, in 2006. We believe that our long-term record of success positions us for future growth and continued gain in market share in the energy infrastructure and building materials markets.

We have grown our business by forming technical and commercial relationships with industry leaders, which has allowed us to optimize our products to meet the particular demands of targeted market sectors. We have benefited from our technical and commercial relationships with ExxonMobil in the oil refinery and petrochemical sector and with TechnipFMC in the offshore oil sector. We will continue our strategy of working with innovative companies to target and penetrate additional opportunities in the energy infrastructure and sustainable building materials markets.

We are also actively developing a number of promising aerogel products and technologies for the EV market. We have developed and are commercializing our proprietary line of PyroThin® thermal barriers for use in battery packs of electric vehicles. Our PyroThin product is an ultra-thin, lightweight and flexible thermal barrier designed with other functional layers to impede the propagation of thermal runaway across multiple lithium-ion battery system architectures. Our thermal barrier technology is designed to offer a unique combination of thermal management, mechanical performance and fire protection properties. These properties enable electric vehicle manufacturers to achieve critical battery performance and safety goals.

In addition, we are seeking to leverage our patented carbon aerogel technology to develop industry-leading battery materials for use in lithium-ion battery cells. These battery materials have the potential to increase the energy density of the battery cells, thus enabling an increase in the driving range of electric vehicles.

Recent Developments

In June 2022, we announced the acceleration of our capital projects plan as a result of our expectations for significant growth in demand for our thermal barrier products in the EV market, as well as expectations of continued strong demand for our industrial insulation products. To prepare for this anticipated growth in demand, we are advancing progress on the construction of our second aerogel manufacturing facility in Statesboro, Georgia, with over half of the site work completed and the commissioning of Phase I of this facility expected in the fourth quarter of 2023. In addition, we have leased, and are in the process of equipping, our planned high-volume thermal barrier facility in Mexico to assemble our thermal barrier products for various EV OEM customers. This facility, which is intended to enable growth in thermal barrier volumes beginning in the second half of 2022, has started training personnel and assembling parts. We are also continuing to make productivity improvements to our aerogel manufacturing facility in Rhode Island. We believe that the anticipated cost of these capital projects, which consist of Phase I of Plant II, all related thermal assembly facilities and equipment and productivity improvements in Rhode Island, will be in the range of $650.0 million to $750.0 million. However, further cost inflation and/or supply chain disruptions, as well as potential changes in the scope of the facilities, could lead to increases in that range. Engineering changes and other factors could also decrease the amount of capital expenditures that we incur.

We intend to use the net proceeds from this offering to partially fund the cost of these capital projects, but we will require additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects. We cannot assure you that we will be able to raise the required additional capital on attractive terms, or at all. See “Use of Proceeds”.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports filed with the SEC, as described under the caption “Incorporation of Certain Documents by Reference” on page S-87 of this prospectus supplement.

Our Corporate Information

Our principal office is located at 30 Forbes Road, Building B, Northborough, Massachusetts 01532, and our telephone number is (508) 691-1111. Our website address is https://www.aerogel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

THE OFFERING

Issuer	Aspen Aerogels, Inc., a Delaware corporation

Securities	$150 million aggregate principal amount of % Convertible Senior Notes due 2027 (plus up to an additional $22.5 million principal amount of additional notes that the underwriters have the option to acquire from us, solely to cover over-allotments).

Issue Price	% plus accrued interest, if any, from July , 2022.

Maturity	The notes will mature on July 1, 2027, unless earlier repurchased, redeemed or converted.

Interest	The notes will bear interest at a rate of % per year.

Interest will accrue from July , 2022 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023.

We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default”.

Conversion rights	Holders may convert their notes at their option until the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes is initially shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock). The conversion rate will be subject to adjustment as described in this prospectus supplement.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election (as described herein). If we elect to satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each volume-weighted average price (“VWAP”) trading day (as described herein) in a 40 consecutive VWAP trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion”.

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption in certain circumstances, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”.

You will not receive any additional cash payment or additional shares of common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances described under “Description of Notes—Conversion Rights—General”. Instead, interest will be deemed to be paid in full by the cash paid and, if applicable, shares of our common stock issued to the converting holder upon conversion. In addition, holders who convert on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) shall be entitled to receive an interest make-whole payment payable in cash as described under “Interest make-whole payment” below.

Interest make-whole payment	With respect to any conversion date that occurs on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted), we will deliver to the converting holder, in addition to the conversion consideration described above, an interest make-whole payment (an “interest make-whole payment”) in cash in an amount equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding during the period from the conversion date to, but not including, January 1, 2025. The present values of the remaining interest payments will be computed using a discount rate equal to 3.0%.

See “Description of Notes—Conversion Rights—Interest Make-Whole Payment”.

Optional redemption	We may not redeem the notes prior to July 6, 2025. On or after July 6, 2025, we may redeem for cash all or any portion (subject to the partial redemption limitation described herein) of the notes if the last reported sale price of our common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day prior to the date on which we provide notice of the redemption. The redemption price will be the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

No sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes— Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date. See “Description of Notes— Fundamental Change Permits Holders to Require Us to Repurchase Notes”.

Ranking	The notes will be our senior unsecured obligations and will:

• rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;

•  rank equally in right of payment with all of our existing and future liabilities that are not so subordinated (including our existing Convertible Senior PIK Toggle Notes due 2027 (the “Existing Notes”));

•  be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any borrowings outstanding under our revolving line of credit); and

• be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of March 31, 2022, after giving effect to the offering of the notes offered hereby (assuming that the underwriters do not exercise their option to purchase additional notes), we, together with our wholly-owned subsidiaries, would have had approximately $250 million in outstanding indebtedness (which amount includes the face amount of the notes and the Existing Notes). In addition, as of March 31, 2022, after giving effect to $1.3 million of outstanding letters of credit, we had $15.8 million of availability under our revolving line of credit.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Events of default	Except as described under “Description of the Notes- Events of Default”, if an event of default occurs, the principal amount of the notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-entry form	The notes will be issued in book-entry form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

New York Stock Exchange symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “ASPN”.

Trustee, paying agent and conversion agent	U.S. Bank Trust Company, National Association
Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriting discounts and our estimated offering expenses. We expect to receive net proceeds from the concurrent common stock described below, if consummated, of approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this notes offering, together with the net proceeds from the concurrent common stock offering, if consummated, (i) to partially fund our planned capital projects, including, but not limited to, construction of Phase I of our second aerogel manufacturing facility in Statesboro, Georgia, development of our high-volume thermal barrier assembly facility in Mexico, and continued productivity improvements to our aerogel manufacturing facility in Rhode Island (see “—Recent Developments”), and (ii) for other general corporate purposes, including, but not limited to, working capital, repayment of any existing indebtedness, investments and acquisitions.

The capital projects partially funded with the net proceeds from this offering will require additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects. We cannot assure you that we will be able to raise the required additional capital on attractive terms, or at all.

We anticipate our use of net proceeds described above will qualify as Eligible Green Expenditures, as described under “Use of Proceeds—Aspen Aerogels Green Finance Framework”.

Concurrent common stock offering	Concurrently with this offering, we are offering, through a separate prospectus supplement, $225 million of shares of our common stock, plus up to $33.75 million of additional shares of common stock that the underwriters of the concurrent common stock offering have the option to purchase from us. Our existing stockholder Wood River Capital, LLC, an affiliate of Koch Strategic Platforms, LLC, and/or certain of its affiliates have indicated an interest in purchasing up to $100 million of our common stock in the concurrent common stock offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, Wood River Capital, LLC and/or certain of its affiliates may determine to purchase fewer securities than they indicate an interest in purchasing or not to purchase any securities in the concurrent common stock offering.

After giving effect to the concurrent common stock offering, we expect to have             shares (or             shares if the underwriters’ option to purchase additional shares is exercised in full) of our common stock outstanding.

The completion of this offering is not contingent on the completion of the concurrent common stock offering, and the completion of the concurrent common stock offering is not contingent on the completion of this offering. See “Concurrent Common Stock Offering”.

Risk factors	An investment in our notes involves a high degree of risk. See “Risk Factors” beginning on page S-15 of this prospectus supplement before deciding to invest in our notes.

Material U.S. federal income tax considerations	For a description of material U.S. federal income tax considerations of owning, converting and disposing of the notes and owning and disposing of shares of our common stock, if any, into which the notes may be converted, see “Material U.S. Federal Income Tax Considerations”.

The number of shares of our common stock shown above to be outstanding after the concurrent common stock offering is based on 35,918,281 shares of our common stock issued and outstanding as of March 31, 2022, and excludes:

•	3,952,569 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2022 at a weighted average exercise price of $11.11 per share;

•	253,691 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2022;

•	825,450 shares of our common stock reserved for future issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan as of March 31, 2022;

•	145,000 shares of our common stock sold and issued pursuant to an at-the-market offering program since March 31, 2022;

•

2,862,326 shares of our common stock issuable upon the conversion of the $100 million in aggregate outstanding principal amount of the Existing Notes, along with any additional shares issuable upon the conversion of accrued but unpaid interest thereon; and

•	the shares of common stock that may be issuable upon conversion of the notes being offered by us in this offering.

Unless otherwise stated, all information in this prospectus supplement excludes the shares referenced in the bullets immediately above and assumes no exercise by the underwriters of their option to purchase additional notes in this offering.

RISK FACTORS

An investment in our notes involves significant risks. Before making an investment in our notes, you should carefully read all of the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein. For a discussion of risks that you should carefully consider before deciding to purchase any of our notes, please review the risk factors disclosed below, together with the other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference herein and therein. Any of these risks, as well as additional risks not currently known to us or that we currently deem immaterial, may adversely affect our business, financial condition, results of operations, and prospects, resulting in a decline in the trading price of our common stock and loss of all or part of your investment.

Risks Related to the Ownership of Our Notes

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of principal or to pay interest on or to refinance our indebtedness, including the indebtedness we would incur as a result of the issuance of the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. As of March 31, 2022, after giving effect to this offering, our outstanding indebtedness would have been approximately $250 million (which reflect the face amount of the notes and the Existing Notes). Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under the notes, the Existing Notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the notes, the Existing Notes or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the notes or future indebtedness.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Although our revolving line of credit and the Existing Notes contain limitations or restrictions on the incurrence of indebtedness, we and our subsidiaries may be able to incur substantial additional debt in the future. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

The notes will be effectively junior to any secured debt we may incur and structurally subordinated to any liabilities of our subsidiaries.

The notes are our unsecured obligations exclusively and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, the indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Accordingly, the notes will rank senior in right of payment to any future indebtedness we may incur that is expressly subordinated in right of payment to the notes, will rank equally in right of payment with any of our existing and future liabilities that are not so subordinated (including our Existing Notes), will be effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness (including any borrowings outstanding under our revolving line of credit) and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any of our debt will be available to pay obligations on the notes only after such secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries will be under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations.

Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

As of March 31, 2022, on an as adjusted basis after giving effect to this offering (assuming that the underwriters do not exercise their over-allotment option), we, together with our wholly-owned subsidiaries, would have had approximately $250 million in outstanding indebtedness, all of which would constitute senior, unsecured indebtedness.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the making of investments, the incurrence of indebtedness or the issuance, purchase or prepayment of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”. For these reasons, you should not consider the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders of the notes have the right to require us to repurchase their notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, settle conversion of the notes other than solely in shares of our common stock or redeem the notes when available.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”. In addition, holders of Existing Notes have the right to require us to repurchase their Existing Notes upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the Existing Notes to be repurchased, plus accrued and unpaid interest, if any, plus a make-whole amount equal to the sum of the present values of the remaining interest payments that would have otherwise been payable from the date of such repurchase through maturity. In addition, unless we elect to deliver solely shares of our common stock, we will be required to make cash payments in respect of any Existing Notes and notes, as applicable, being converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Existing Notes and notes, as applicable, surrendered therefor or Existing Notes and notes being converted. In addition, our ability to repurchase the Existing Notes and notes, redeem the Existing Notes and notes or to pay cash upon conversions of the Existing Notes and notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase Existing Notes or notes at a time when the repurchase is required or to pay cash payable on future conversions as required would constitute a default under the relevant indenture. A default under the relevant indenture or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or elect to make cash payments upon conversions thereof.

The conversion feature of the notes may adversely affect our financial condition and operating results.

Prior to the close of business on the second scheduled trading day preceding the maturity date, holders of notes will be entitled to convert the notes at any time at their option. See “Description of Notes—Conversion Rights”. If one or more holders elect to convert their notes, we may elect to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, holders who convert on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) shall be entitled to receive an interest make-whole payment payable in cash, which could further adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

In addition, the Existing Notes are convertible at any time at the option of the holder thereof until the business day prior to the maturity date. Upon conversion, we may elect to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the Existing Notes or the notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the Existing Notes or the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock to satisfy our conversion obligation. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each VWAP trading day (as defined below under “Description of Notes—Conversion Rights—Settlement upon Conversion”) in a 40 consecutive VWAP trading day observation period (as defined below under “Description of Notes—Conversion Rights—Settlement upon Conversion”). We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date if we elect to deliver solely shares of our common stock or on the maturity date, in the case of conversion occurring after the regular record date immediately preceding the maturity date or the second business day immediately following the end of the applicable observation period if we elect to pay solely cash or pay and deliver a combination of cash and shares of our common stock. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost option value of your notes as a result of such transaction.

If a make-whole fundamental change occurs or if we deliver a notice of redemption prior to the maturity date of the notes, under certain circumstances, we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or notice of redemption. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction or notice of redemption becomes effective and the price paid (or deemed to be paid) per share of our common stock in connection with such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”. The adjustment to the applicable conversion rate for notes converted in connection with a make-whole fundamental change or notice of redemption may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $                 per share or less than $                 per share (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed                  shares of common stock, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes— Conversion Rates—Conversion Rate Adjustments”.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change or notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The fundamental change repurchase feature of the Existing Notes and the notes may delay or prevent an otherwise beneficial attempt to take over our company.

Holders of the Existing Notes and the notes will have the right to require us to repurchase their Existing Notes and notes, as applicable, upon the occurrence of a fundamental change, which includes a takeover of us. In addition, if the holders of the Existing Notes exercise their put right in connection with a fundamental change, we will be required to pay a make-whole amount equal to the sum of the present values of the remaining interest payments that would have otherwise been payable from the date of such repurchase through maturity. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to our investors.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. We are not restricted from issuing additional common stock during the term of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the applicable conversion rate.

Redemption may adversely affect your return on the notes.

We may not redeem the notes prior to July 6, 2025. On or after July 6, 2025, we may redeem for cash all or any portion (subject to the partial redemption limitation described herein) of the notes if the last reported sale price of our common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day prior to the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See “Description of Notes—Optional Redemption On or After July 6, 2025”.

Regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchanges of a “Limit

Up-Limit Down” mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes, to effect short sales of our common stock, borrow our common stock, or enter into swaps on our common stock could adversely affect the trading price and liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference herein or therein or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon conversion of the Existing Notes, exercise of our outstanding stock options and the vesting of our outstanding restricted stock units. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. As of March 31, 2022, there were 35,918,281 shares of our common stock outstanding, which are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act, absent registration under the Securities Act and for certain limited contractual restrictions applicable to certain shares. In addition, as of March 31, 2022, there were 2,862,326 shares of our common stock issuable upon conversion of the Existing Notes.

The accounting method for the notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the notes on our balance sheet, accruing interest expense for the notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

During the three months ended March 31, 2022, we adopted Accounting Standards Update (ASU) 2020-06, Debt-Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Topic 815): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for convertible instruments by eliminating the cash conversion and beneficial conversion feature models used to separately account for embedded conversion features as a component of equity. Instead, the entity will account for the convertible debt or convertible preferred stock securities as a single unit of account, unless the conversion feature requires bifurcation and recognition as derivatives. Additionally, the guidance requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of potential share settlement for instruments that may be settled in cash or shares.

In accordance with ASU 2020-06, the notes we are offering will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the notes.

In addition, the shares underlying the notes will be reflected in our diluted earnings per share using the “if-converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share will generally be calculated assuming that all the notes are converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share. Furthermore, if any of the conditions to the convertibility of the notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the notes as a current, rather than a long- term, liability. This reclassification could be required even if no noteholders convert their notes and could materially reduce our reported working capital.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to:

•	the conversion date relating to such notes if we have elected physical settlement; and

•	the last VWAP trading day of the applicable observation period if we have selected combination settlement;

but to the extent the conversion consideration includes shares of our common stock, holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of notes if we have elected physical settlement or the last VWAP trading day of the applicable observation period related to a holder’s conversion of notes if we have elected combination settlement, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock resulting from the amendment.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the applicable conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends or upon a make-whole fundamental change or notice of redemption. If the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a distribution subject to U.S. federal income tax as a dividend without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the applicable conversion rate after an event that increases your proportionate interest in us could be treated as a deemed dividend to you. If a make-whole fundamental change occurs or we deliver a notice of redemption prior to the maturity date, under some circumstances, we will increase the applicable conversion rate for notes converted in connection with the make-whole fundamental change or notice of redemption. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against payments of cash or common stock, if any, payable on the notes. See “Material U.S. Federal Income Tax Considerations”.

The notes may be treated as contingent debt for U.S. federal income tax purposes.

We may be required to make additional payments on a note in certain circumstances, including upon settlement of the interest make-whole payment described in “Description of Notes—Conversion Rights—Interest Make-Whole Payment.” Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of U.S. Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the interest make-whole payment on the tax treatment of the notes is unclear. We intend to take the position that these contingencies should not cause the notes to be treated as contingent payment debt instruments under the applicable U.S. Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a position contrary to that described above, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) may be required to accrue interest income based upon a “comparable yield” (which would be higher than the stated interest on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain on a sale or other taxable disposition of the notes or upon conversion of the notes would be treated as ordinary income rather than as capital gain. See “Material U.S. Federal Income Tax Considerations.”

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest (including any additional interest), amounts due upon conversion, and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make the payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that to procedures for the granting of such proxies will be sufficient to enable holders to vote on any requests actions on a timely basis.

Risks Related to This Offering and our Common Stock Underlying the Notes

We intend to use the net proceeds from this offering to partially fund the cost of capital projects, but we will require additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects.

We intend to use the net proceeds from this offering to partially fund the cost of capital projects, as further described under “Use of Proceeds”. We will require additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects. The availability of additional funds will depend on a variety of factors, some of which are outside of our control. We cannot assure you that we will be able to raise the required additional capital on attractive terms, or at all. In addition, if additional funds are raised by issuing equity or equity-linked securities, stockholders may incur dilution.

We are not contractually committed to allocate an amount equal to the net proceeds from this offering to Eligible Green Expenditures or to publicly report on such allocation, and our failure to do so could adversely impact the value of the notes.

The market price of the notes may be impacted by our failure to allocate an amount equal to the net proceeds from this offering to Eligible Green Expenditures, to publicly report on such allocation, or to meet or continue to meet the investment requirements of investors with respect to the notes. Any such event or failure by us will not constitute a default or event of default under the notes or the indenture.

Although we intend to allocate an amount equal to the net proceeds from this offering to Eligible Green Expenditures as described herein under “Use of Proceeds,” there can be no assurance that the relevant Eligible Green Expenditures will continue to satisfy the relevant eligibility criteria and that such proceeds will be totally or partially disbursed for such Eligible Green Expenditures. Nor can there be any assurance that investments in such Eligible Green Expenditures will be completed within any specified period or at all or with the results or outcome as originally expected or anticipated by us. In addition, none of the underwriters of this offering is responsible for assessing or verifying whether or not the Eligible Green Expenditures to which we allocate an amount equal to the net proceeds of the notes meet the criteria described in “Use of Proceeds,” or for the ongoing monitoring of, or reporting on, the use of proceeds.

There can be no assurance that the use of proceeds of the notes to finance Eligible Green Expenditures will be suitable for the investment criteria of an investor.

We intend to allocate an amount equal to the net proceeds from this offering specifically to Eligible Green Expenditures. Prospective investors should review the information regarding such use of proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the notes, together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter that the use of an amount equal to such net proceeds for any Eligible Green Expenditures will satisfy, whether in whole or in part, any present or future investor expectations or legal, regulatory or other requirements regarding any investment criteria, taxonomy, index inclusion criteria, standards or guidelines with which such investor or its investments are required or expected to comply, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact of any assets, businesses, projects or uses, the subject of or related to, any Eligible Green Expenditures. In particular, we note that our framework for Eligible Green Expenditures does not require any third party certification or review of the compliance of the framework or of the use of proceeds of the notes with any governmental or non-governmental environmental or sustainability standard or any qualitative or quantitative environmental or sustainability impact of the use of proceeds of the notes. Eligible Green Expenditures may not have the expected outcome, and adverse environmental, social and/or other impacts may occur during their implementation, which may have a material adverse effect on the value of the notes and/or result in adverse consequences for investors with portfolio mandates to invest in securities identified as sustainable.

In addition, no assurance is or can be given to investors that use of the proceeds of the notes or related reporting or monitoring will meet any or all present or future investor expectations or legal, regulatory or other requirements regarding “green,” “social,” “sustainable” or other equivalently-labelled performance objectives or standards.

The market value of the notes may be negatively affected to the extent that perception by investors of the suitability of the notes as green bonds deteriorates or demand for sustainability-themed investment products diminishes.

Perception by investors of the suitability of the notes as green bonds could be negatively affected by dissatisfaction with our compliance with the framework described under “Use of Proceeds,” controversies involving the environmental or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a green bond or the desirability of investing in green bonds or any opinion or certification as to the suitability of the notes as green bonds no longer being in effect. Additionally, the Eligible Green Expenditures to which we intend to allocate amounts relating to this offering have complex direct or indirect environmental or sustainability impacts, and such Eligible Green Expenditures may become controversial or criticized by activist groups or other stakeholders. None of the underwriters make any representation as to the suitability of the notes to meet or fulfill environmental and/or sustainability criteria, expectations, impact or performance required by prospective investors, any third-party reviewer or opinion provider, or any stock exchange or securities market. The value of the notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as green bonds. The value of the notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing, or for other reasons.

A significant portion of our total outstanding shares may be sold into the market at any time, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. Such sales, or the perception in the market that the holders of a large number of such shares intend to sell, could reduce the market price of our common stock significantly. In connection with this offering, we, our executive officers and directors and certain stockholders have entered into lock-up agreements with Barclays Capital Inc. and Jefferies LLC, as representatives of the underwriters, that prohibit us, our executive officers and directors and certain of our stockholders, subject to certain exceptions or receipt of the prior written consent of Barclays Capital Inc. and Jefferies LLC, from disposing or pledging, or hedging against, our common stock or securities convertible into or exchangeable for shares of our common stock for a period of up to 90 days after the date of this prospectus supplement. However, all of the shares sold in the concurrent common stock offering (except for any shares sold to our existing stockholder, Wood River Capital, LLC, an affiliate of Koch Strategic Platforms, LLC, and/or certain of its affiliates pursuant to their indication of interest) and the remaining shares of our common stock outstanding immediately prior to this offering will not be subject to lock-up agreements with Barclays Capital Inc. and Jefferies LLC and, except to the extent such shares are held by our affiliates, will be freely tradable without restriction. In addition, Barclays Capital Inc. and Jefferies LLC may, in their discretion, release the lock-up restrictions described above at any time without notice.

We expect that upon consummation of this offering and the concurrent common stock offering, our ability to use the net operating loss carryforwards that we currently hold will be subject to significant limitation, which would result in a higher effective tax rate and adversely affect our financial condition and results of operations.

During 2014, we performed analyses in order to determine whether any limitations might exist on the utilization of net operating losses and other tax attributes pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions. Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. Based on these analyses, we determined that it is more likely than not that an ownership change occurred on June 18, 2014 upon the closing of our initial public offering, resulting in an annual limitation on the use of our net operating losses and other tax attributes as of such date. As a result, our usable prior net operating losses were limited to $155.2 million, including built-in gains of $42.0 million at the date of that ownership change. We expect that the consummation of this offering and the concurrent common stock offering will likely result in an ownership change under Section 382 of the Code. Such an ownership change would lead to the use of our net operating loss carryforwards being restricted further. Our inability to use a substantial portion of our net operating loss carryforwards would result in a higher effective tax rate and adversely affect our financial condition and results of operations.

The trading market in our common stock has been limited and substantially less liquid than the average trading market for a stock quoted on The New York Stock Exchange.

Since our initial listing on The New York Stock Exchange on June 13, 2014, the trading market in our common stock has been limited and substantially less liquid than the average trading market for companies listed on The New York Stock Exchange. The listing of our common stock on The New York Stock Exchange does not assure that a meaningful, consistent and liquid trading market currently exists or will exist in the future. We cannot predict whether a more active market for our common stock will develop in the future. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock at current market prices in short time periods, or possibly at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration. Additionally, analyst coverage of our common stock may be limited and such lack of coverage may have a depressive effect on the market price for our common stock. As of March 31, 2022, approximately 20% of our outstanding shares of common stock were held by our executive officers, directors, principal stockholders and their respective affiliates, which may adversely affect the liquidity of the trading market for our common stock, in as much as federal securities laws restrict sales of our shares by these stockholders. If our affiliates continue to hold their shares of common stock, there will be a more limited trading volume in our common stock, which may make it more difficult for investors to sell their shares or increase the volatility of our stock price.

We expect that the price of our common stock will fluctuate substantially, which could subject us to securities class action litigation and result in substantial losses to our stockholders.

The price of our common stock fluctuates in a broad range. For example, on January 2, 2019, the closing price of our shares of common stock was $2.22, and on November 18, 2021, the closing price of our shares of common stock was $63.66. Such fluctuations may be due to a number of factors, including the following, some of which are beyond our control:

•	volume and timing of orders for our products;

•	quarterly and yearly variations in our or our competitors’ results of operations;

•	our announcement or our competitors’ announcements regarding new products, product enhancements, significant contracts, number of distributors, acquisitions or strategic investments;

•	announcements of technological innovations relating to aerogels, thermal management and energy infrastructure insulation;

•	results of operations or projections that vary from the expectations of securities analysts and investors;

•	the periodic nature of our sales cycles, in particular for capital projects in the energy infrastructure market;

•	our ability to develop, obtain regulatory clearance or approval for and market new and enhanced products on a timely basis;

•	future sales of our common stock, including sales by our executive officers, directors and significant stockholders and their respective affiliates;

•	announcements by third parties of significant claims or proceedings against us, including with regard to intellectual property and product liability;

•	changes in accounting principles; and

•	general U.S. and global economic conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Furthermore, the U.S. stock market has at times experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we become involved in securities litigation, it could have a substantial cost and divert resources and the attention of our senior management team from our business regardless of the outcome of such litigation.

Securities analysts may not continue coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. Securities analysts may elect not to provide research coverage of our common stock. If securities analysts do not cover or continue to cover our common stock, the lack of research coverage may cause the market price of our common stock to decline. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline substantially. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2022, as amended, and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

As of March 31, 2022, our executive officers, directors and five percent or greater stockholders (which stockholders, for the avoidance of doubt, include Koch Strategic Platforms, LLC) and/or their affiliates beneficially owned approximately 57.5% of our shares of common stock. Koch Strategic Platforms, LLC beneficially owned approximately 20.9% of our shares of common stock prior to the concurrent common stock

offering and, as adjusted for the concurrent common stock offering, would beneficially own approximately     % of our common stock (or approximately     % of our common stock if the underwriters exercise their option to purchase additional shares). As a result, these stockholders, if they act together, may be able to control the management and affairs of the Company and certain matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

Anti-takeover provisions in our restated certificate of incorporation and restated bylaws, and Delaware law, could delay or discourage a takeover.

Anti-takeover provisions in our restated certificate of incorporation and restated bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the inability of our stockholders to call a special meeting of the stockholders and the inability of our stockholders to act by written consent;

•	the ability of our board of directors to create new directorships and to fill any vacancies on the board of directors;

•	the ability of our board of directors to amend our restated bylaws without stockholder approval; and

•

the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Our restated certificate of incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our restated certificate of incorporation provides that, subject to limited exceptions, a state or federal court located within the State of Delaware will be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We do not intend to pay cash dividends in the foreseeable future and, consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and we do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of our revolving credit facility restrict our ability to pay dividends and any future credit facilities, loan agreements, debt instruments or other agreements may further restrict our ability to pay dividends. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, results of operations and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of potential gain for the foreseeable future.

Legislation and policies adopted to address forced labor practices in China may adversely affect our business.

On December 21, 2021, the United States adopted the Uyghur Forced Labor Prevention Act (the “UFLPA”), which creates a rebuttable presumption that any goods, wares, articles, and merchandise mined, produced, or manufactured in whole or in part in the Xinjiang Uyghur Administrative Region of China (“XUAR”) or that are produced by certain entities are prohibited from importation into the United States and are not entitled to entry unless U.S. Customs and Border Protection (the “CBP”) determines, based on “clear and convincing evidence”, that the goods in question were not produced wholly or in part by forced labor, and submits a report to the U.S. Congress setting out its findings. Other countries and jurisdictions, including the European Union, may be considering similar measures. The UFLPA directs the Forced Labor Enforcement Task Force (the “FLETF”), chaired by the Department of Homeland Security, to develop a strategy to support the enforcement of the UFLPA. On June 17, 2022, the FLETF published a strategy that includes the listing of various entities associated with forced labor in XUAR. The import restrictions pursuant to the UFLPA came into effect on June 21, 2022. Pursuant to the UFLPA, the CBP may detain any shipments if it suspects the goods involved have a connection to XUAR and are subject to the UFLPA. It is unclear how broadly or aggressively CBP will pursue the detention of shipments in furtherance of this enforcement strategy. It is also unclear what evidence may be persuasive to the CBP to allow the release of detained shipments. While we are not presently aware of any direct impacts these restrictions will have on our supply chain, the UFLPA and its enforcement may materially and adversely impact our ability to import the goods, materials and products we rely on to manufacture our products and operate our business, as it may adversely impact the availability and cost of such goods, materials and products. In addition, the UFPLA and similar potential legislation in other countries and jurisdictions may adversely impact our customers’ ability to source goods, materials and products necessary to meet expected their production volumes, as it may adversely impact the availability and cost of such goods, materials and products. The full potential impact to us of the UFLPA remains uncertain and could have an adverse effect on our business and results of operations.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional notes in full, we estimate that the net proceeds from this offering will be approximately $             , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to receive net proceeds from the concurrent common stock offering, if consummated, of approximately $                 million, or approximately $                 million if the underwriters of the concurrent common stock offering exercise in full their option to purchase additional shares, after deducting the underwriters’ discounts and estimated offering expenses payable by us. However, the completion of this offering is not contingent on the completion of the concurrent common stock offering, so it is possible that this offering occurs and the concurrent common stock offering does not occur or results in lower net proceeds than we currently estimate.

We intend to use the net proceeds from this notes offering, together with the net proceeds from the concurrent common stock offering, if consummated, (i) to partially fund our planned capital projects, including, but not limited to, construction of Phase I of our second aerogel manufacturing facility in Statesboro, Georgia, development of our high-volume thermal barrier assembly facility in Mexico, and continued productivity improvements to our aerogel manufacturing facility in Rhode Island, (see, “Prospectus Supplement Summary—Recent Developments”, and (ii) for other general corporate purposes, including, but not limited to, working capital, repayment of any existing indebtedness, investments and acquisitions. The capital projects partially funded with the net proceeds from this offering will require additional funding, which may include one or more equity, equity-linked or debt financings, in the future to complete these projects. We cannot assure you that we will be able to raise the required additional capital on attractive terms, or at all.

We anticipate our use of net proceeds described above will qualify as Eligible Green Expenditures, as described under “Use of Proceeds—Aspen Aerogels Green Finance Framework”.

This expected use of the net proceeds from this offering and, if consummated, the concurrent common stock offering, represents our intentions based upon our current plans and business conditions. The amount and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds we receive from this offering and the concurrent common stock offering, if consummated. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any compounds, product candidates, technology or businesses.

Aspen Aerogels Green Finance Framework

The Aspen Aerogels Green Finance Framework was developed in alignment with the Green Bond Principles (2021) as published by the International Capital Markets Association (“ICMA”) and the Green Loan Principles (2021) published by the Loan Market Association (“LMA”) and the Loan Syndications and Trading Association (“LSTA”).

Eligible Green Expenditures Criteria

“Eligible Green Expenditures” are allocations made by the Company or any of its subsidiaries to any of the projects defined below in the 24 months prior to or 24 months following the issuance date. Eligible Green Expenditures include capital expenditures to increase production capacity, research and development to improve and optimize technologies and products, and other similar investments to support the continued build out of critical components for electrification and energy-related building solutions, including but not limited to:

•

Clean transportation: any components that facilitate faster adoption of EVs and electric energy storage and materials useful as components in batteries and fuel cells for electrification as a climate action;

•	Energy efficiency to reduce energy waste in green and/or sustainable buildings and energy industrial settings: insulation materials to increase energy efficiency broadly; and

•	Climate action: any action contemplated to address or mitigate the effects of climate change, including, but not limited to, carbon sequestration and water filtration.

The examples of expenditures within the Eligible Green Expenditures are for illustrative purposes only, and we cannot assure you that the net proceeds from the sale of the notes will be used to fund expenditures with these specific characteristics.

Process for Project Evaluation and Selection

We have established a cross-functional Environmental, Social & Governance Steering Committee (the “ESG SteerCo”), composed of senior management leaders from our Legal, Investor Relations, Finance, Operations and Human Resources departments to evaluate the Eligible Green Expenditures and confirm their alignment with the Eligible Green Expenditures Criteria. The ESG SteerCo will work closely with other Aspen executives and business functions to ensure that selected Eligible Green Expenditures will also align with Aspen’s corporate ESG programs, policies and strategies. This proactive, enterprise-wide coordination will ensure appropriate identification, evaluation, and mitigation of any environmental, social and governance risks associated with selected Eligible Green Expenditures. Additionally, our Board of Directors, through our Nominating, Governance and Sustainability Committee, oversees our ESG programs, policies and strategies, including relevant Eligible Green Expenditures.

Management of Proceeds

Our finance team, in coordination with the ESG SteerCo will track the amount of net proceeds used for Eligible Green Expenditures. Pending allocation, such proceeds will be managed consistent with our standard cash management practices, which may include general corporate purposes, investment in cash or other liquid securities, or repayment of outstanding indebtedness. Payment of principal and interest will be made from our general account and not tied to the performance of any specific Eligible Green Expenditures. In the case of divestment or if a project no longer meets the Eligible Green Expenditures Criteria, we will use reasonable efforts to reallocate the funds to other Eligible Green Expenditures.

Reporting

Annually, until full allocation of the net proceeds for Eligible Green Expenditures, we plan to publish reports with allocation details and, where feasible, associated impacts.

Each such report, a Green Financing Report, is expected to include information on (i) amounts allocated to Eligible Green Expenditures, by category and, where feasible, initiative, (ii) the amount of net proceeds still pending allocation, and, (iii) where feasible, additional information on completed Eligible Green Expenditures, and (iv) impact reporting as described below. The report will be accompanied by management attestation regarding the amount of net proceeds that have been allocated toward Eligible Green Expenditures.

Where feasible, impact reporting may include qualitative and / or quantitative assessments of the sustainability impacts of our Eligible Green Expenditures, such as case study examples of product applications that demonstrate beneficial outcomes, approximate number of applications (e.g., electric vehicles or buildings) supported by capacity expansion, or expected energy savings of products or technologies.

Upon full allocation, we will obtain an assurance report reviewing and confirming the allocation of the offering to Eligible Green Expenditures from a qualified independent external reviewer.

Information contained on, or accessible through, our website and in our Green Financing Report are not incorporated in, and are not part of, this prospectus supplement or any other report or filing we make with the SEC. The above description of the use of the proceeds from the sale of the notes is not intended to modify or add any covenant or other contractual obligation undertaken by us under the notes or the indenture governing the notes.

CAPITALIZATION

The following table presents our cash and cash equivalents and our capitalization as of March 31, 2022:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale of $150 million principal amount of notes we are offering, after deducting the underwriting discounts and commissions and our estimated offering expenses; and

•

on an as further adjusted basis to give further effect to the issuance and sale of our common stock in the concurrent common stock offering (assuming no exercise of the option of the underwriters of the concurrent common stock offering to purchase additional shares), after deducting the underwriting discounts and commissions and our estimated offering expenses, assuming the concurrent common stock offering is consummated.

The completion of this offering is not contingent on the completion of the concurrent common stock offering, and the completion of the concurrent common stock offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent common stock offering will be consummated on the terms described in this prospectus supplement, if at all, or that we will receive any additional proceeds from the concurrent common stock offering. See “Concurrent Common Stock Offering”.

This table should be read in conjunction with the other information in this prospectus supplement and the documents that are incorporated by reference, including our consolidated financial statements and related notes.

	AS OF MARCH 31, 2022
	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED
	(In thousands, except share and per share data)
Cash and cash equivalents (1)	$205,177		$

Debt:
Principal amount of convertible senior PIK note due 2027 (1)	$100,638		$
Principal amount of % convertible senior notes due 2027 offered hereby (2)	—

Total debt	$100,638	$	$

Stockholders’ equity:
Common stock, $0.00001 par value per share; 125,000,000 shares authorized, 35,918,281 shares issued and outstanding, actual and as adjusted; shares issued and outstanding as further adjusted(3)	0
Preferred stock, $0.00001 par value per share; 5,000,000 shares authorized, no shares issued and outstanding, actual, as adjusted and as further adjusted
Additional paid-in capital	746,148
Accumulated other comprehensive loss
Accumulated deficit	(564,537)

Total stockholders’ equity	181,611

Total capitalization	$282,249	$	$

(1)

In accordance with ASU 2020-06, the Existing Note is accounted for as a single unit of account and consists of the principal amount plus accrued interest less debt issuance costs, net of accumulated amortization.

(2)

The amounts shown in the table above for the notes we are offering hereby represent their principal amount. However, we expect the initial liability carrying amount of the notes for accounting purposes will be recorded net of issuance costs, which will be treated as a debt discount for accounting purposes and amortized into interest expense over the term of the notes. As a result of this amortization, the interest expense that we expect to recognize for the notes for accounting purposes may be greater than the cash interest payments we will pay on the notes, which may result in lower reported net income or larger reported net loss.

(3)	The number of shares of our common stock outstanding as of March 31, 2022 excludes the following:

•	3,952,569 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2022 at a weighted average exercise price of $11.11 per share;

•	253,691 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2022;

•	825,450 shares of our common stock reserved for future issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan as of March 31, 2022;

•	145,000 shares of our common stock sold and issued pursuant to an at-the-market offering program since March 31, 2022;

•

2,862,326 shares of our common stock issuable upon the conversion of the $100 million in aggregate outstanding principal amount of the Existing Notes, along with any additional shares issuable upon the conversion of accrued but unpaid interest thereon; and

•	the shares of common stock that may be issuable upon conversion of the notes being offered by us in this offering.

DESCRIPTION OF NOTES

We will issue the notes under the indenture dated as of                , 2022 (the “base indenture”) between us and U.S. Bank Trust Company, National Association as trustee (the “trustee”), as supplemented by a supplemental indenture relating to the notes to be entered into concurrently with the initial issuance of the notes (the base indenture, as supplemented by the supplemental indenture, the “indenture”). You may request copies of the indenture from us as described under “Incorporation of Certain Documents By Reference”.

The following description is a summary of the material provisions of the notes and the indenture and is not complete. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to:

•	“we”, “our” and “us” refer only to Aspen Aerogels, Inc. and not to its subsidiaries;

•	“open of business” refers to 9:00 a.m., New York City time, on a business day;

•	“close of business” refers to 5:00 p.m., New York City time, on a business day;

•

“business day” refers to any day other than a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law, regulation or executive order to close or be closed during the hours between open of business and close of business;

•	“notes” refer, unless the context otherwise requires, to each $1,000 principal amount of % Convertible Senior Notes due 2027 offered hereby; and

•	“common stock” refers to our common stock, par value $0.00001 per share, subject to “-Conversion Rights-Recapitalizations, Reclassifications and Changes of Our Common Stock” below.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “-Events of Default”.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $150 million (or $172.5 million if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from July , 2022 at an annual rate of %, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023;

•	be subject to redemption at our option, on or after July 6, 2025, in whole or in part, if the conditions described under “-Optional Redemption On or After July 6, 2025” are satisfied;

•

be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “-Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but not including, the fundamental change purchase date;

•	mature on July 1, 2027, unless earlier converted, redeemed or purchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “-Book-Entry, Settlement and Clearance”.

As described below, the notes may be converted by the holder at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date at an initial conversion rate of                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

In addition, with respect to any conversion date that occurs on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change or a notice of redemption in which the conversion rate is adjusted), we will make an interest make-whole payment (an “interest make-whole payment”) to a converting holder payable in cash as described under “—Conversion Rights—Interest Make-Whole Payment”. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion” and an interest make-whole payment payable in cash, if applicable, as described under “— Conversion Rights—Interest Make-Whole Payment”. You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below. In addition, holders who convert on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) shall be entitled to receive an interest make-whole payment payable in cash as described under “—Conversion Rights—Interest Make-Whole Payment”.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, issuing or repurchasing our other securities, incurring or issuing new debt (including secured debt) or repaying or repurchasing our debt. Other than restrictions described under “-Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”, the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

The notes will not be guaranteed by any of our subsidiaries. No sinking fund is provided for the notes. The notes will not be subject to defeasance.

Additional Notes

We may, without the consent of, or notice to, the holders, reopen the indenture and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not part of the same issue as the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. The notes offered by this prospectus supplement and any such additional notes would rank equally and would be treated as a single series for all purposes under the indenture.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase, including as described immediately below (but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents, subsidiaries or affiliates, to be delivered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, directly or indirectly (regardless of whether such notes are surrendered to us), whether by us or our subsidiaries, repurchase notes in the open market or otherwise, including through privately negotiated transactions or public tender or exchange offers or through counterparties to private agreements, including by cash-settled swaps or other derivatives.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without giving prior notice to the holders of the notes, and we may act as paying agent or registrar.

Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes as described under “-Book-Entry, Settlement and Clearance”. However, we are not required to transfer or exchange any note surrendered for redemption, conversion or required purchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from their first date of initial issuance or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2023.

Interest will be paid to the person in whose name a note is registered at the close of business on June 15 or December 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, any redemption date, the maturity date or any earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to any future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated (including our Convertible Senior PIK Toggle Note due 2027 (the “Existing Notes”). The notes will be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any borrowings outstanding under our revolving line of credit). In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full. The notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2022, on an as adjusted basis after giving effect to this offering (assuming that the underwriters do not exercise their option to purchase additional notes), Aspen Aerogels, together with its wholly-owned subsidiaries, would have had approximately $250 million in outstanding indebtedness (which amount includes the face amount of the notes and the Existing Notes), and had approximately $59 million in other liabilities outstanding, including trade payables but excluding intercompany indebtedness.

We may not be able to pay cash for accrued interest or an interest make-whole payment, the cash portions of any settlement amount upon conversion of the notes, the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below or principal due on the maturity date. See “Risk Factors—Risks Related to the Ownership of Our Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, settle conversion of the notes other than solely in shares of our common stock or redeem the notes when available”.

Optional Redemption On or After July 6, 2025

Prior to July 6, 2025, the notes will not be redeemable. On or after July 6, 2025 and prior to the maturity date, we may redeem for cash all or any portion (subject to the partial redemption limitation described below) of the notes if the last reported sale price (as defined below) of our common stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day prior to the date on which we provide notice of the redemption. The redemption price of each note to be redeemed will be the principal amount of such note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

However, if the redemption date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the redemption price will not include accrued and unpaid interest on such note to, but excluding, such redemption date.

We will send written notice of any redemption and related information not less than 45 nor more than 60 scheduled trading days before the redemption date to the trustee, the paying agent and each holder of the notes. However, if, in accordance with the provisions described below under “—Conversion Rights—Settlement upon Conversion”, we elect to settle all conversions with a conversion date that occurs on or after the date we send such redemption notice and on or before the second business day immediately before the related redemption date by physical settlement, then we may send such notice not less than 30 nor more than 60 scheduled trading days before the redemption date. The redemption date must be a business day, and we may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date. At the time that such notice is sent, we will publish a notice containing the same information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

If we elect to redeem less than all of the outstanding notes, then the excess of the principal amount of notes outstanding as of the time we send the related redemption notice over the aggregate principal amount of notes set forth in such redemption notice as being subject to redemption must be at least $75 million (such requirement, the “partial redemption limitation”). In addition, if we elect to redeem less than all of the outstanding notes, and the holder of any note, or any owner of a beneficial interest in any global note, is reasonably not able to determine, before the close of business on the 42nd scheduled trading day immediately before the relevant redemption date, whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such holder or owner, as applicable, will be entitled to convert such note or beneficial interest, as applicable, at any time before the close of business on the second business day immediately before such redemption date, and each such conversion will be deemed to be of a note called for redemption for purposes of these redemption provisions and the provisions described below under the caption “— Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Holders may convert any or all of their notes at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                 per share of common stock). The conversion rate with respect to the notes and the conversion price for notes in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount. The trustee will initially act as the conversion agent.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion” and, if applicable, an amount in cash equal to the interest make-whole payment as described under “—Interest Make-Whole Payment”. If we elect to satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement upon Conversion”) calculated on a proportionate basis for each VWAP trading day (as defined below under “—Settlement upon Conversion”) in a 40 consecutive VWAP trading day observation period (as defined below under “—Settlement upon Conversion”).

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first validly withdraws its purchase notice.

Treatment of Interest Upon Conversion

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our payment and delivery to you of the cash and/or shares of our common stock, as applicable, issued to the converting holder upon conversion will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding two paragraphs, if notes are converted after the close of business on a regular record date for the payment of interest, but prior to the open of business on the immediately following interest payment date, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion.

Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted (regardless of whether the converting holder was the holder of record on the corresponding regular record date); provided that no such payment need be made:

•	for conversions following the close of business on the regular record date immediately preceding the maturity date;

•

if we have a specified redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date, in respect of notes converted after close of business on such regular record date and on or prior to the open of business on such interest payment date;

•

if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date, in respect of notes converted after the close of business on such regular record date and on or prior to the open of business on such interest payment date;

•	for notes in respect of which an interest make-whole payment is payable upon conversion; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

For the avoidance of doubt, all holders on the regular record date immediately preceding the maturity date and any redemption date or fundamental change repurchase date described in the second and third bullets, respectively, and any holders entitled to receive an interest make-whole payment upon conversion described in the fourth bullet, in each case, in the immediately preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their notes have been converted, redeemed or repurchased following such regular record date.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will deliver cash in lieu of any fractional share as described under “—Settlement Upon Conversion”.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note or when required by applicable procedures of the depositary in effect at that time in case of a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled, as described under “—Conversion Rights—General”; and

•	if required, pay all transfer or similar taxes.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date”.

Settlement upon Conversion

Upon conversion of any note, we may choose to pay or deliver, as the case may be:

•	cash (“cash settlement”);

•	shares of our common stock (“physical settlement”); or

•	a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method”.

All conversions of notes occurring on or after January 1, 2027 will be settled using the same relative proportion of cash and/or shares of our common stock as all other conversions occurring on or after January 1, 2027. We will inform holders, the trustee and the conversion agent (if other than the trustee) of the settlement method we elect for any conversions occurring on or after January 1, 2027 no later than January 1, 2027. If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. We will determine the conversion consideration due thereupon promptly following the last VWAP trading day of the applicable observation period and will promptly thereafter send notice to the trustee and the conversion agent (if other than the trustee). Neither the trustee nor the conversion agent will have any responsibility for any such determination.

Except for any conversions of notes that occur on or after January 1, 2027, we will use the same settlement method (including the same relative proportion of cash and/or shares of our common stock) for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after January 1, 2027, no later than January 1, 2027). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement with respect to that conversion date and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. Notwithstanding anything to the contrary above, if we call any notes for redemption, then we will specify in the related redemption notice the settlement method that will apply to all conversions with a conversion date that occurs on or after the date we send such redemption notice and before the second scheduled trading day immediately before the related redemption date and if the related redemption date occurs on or after January 1, 2027, then such settlement method must be the same settlement method that applies to all conversions with a conversion date that occurs on or after January 1, 2027.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the applicable conversion rate (plus cash in lieu of any fractional share of our common stock issuable upon conversion);

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values (as defined below under “—Definitions”) for each of the 40 consecutive VWAP trading days (as defined below under “—Definitions”) during the related observation period (as defined below under “—Definitions”); and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive VWAP trading days during the relevant observation period (plus cash in lieu of any fractional share of our common stock issuable upon conversion).

In addition to the settlement amounts described in the foregoing bullets, we will deliver to the converting holder an amount in cash equal to the interest make-whole payment if required under “—Conversion Rights—Interest Make-Whole Payment”.

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes will be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount”, for each of the 40 consecutive VWAP trading days during the applicable observation period, will consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified (or deemed specified) in the notice specifying our chosen settlement method (the “specified dollar amount”), divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP (as defined below under “—Definitions”) for such VWAP trading day.

Except as described under “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock”, we will deliver the consideration due in respect of conversion of the notes (including any interest make-whole payment) on:

•

if we elect physical settlement, the second business day immediately following the relevant conversion date for any conversion occurring prior to the regular record date immediately preceding the maturity date, or on the maturity date, for any conversion occurring on or after the regular record date immediately preceding the maturity date, or

•	the second business day immediately following the last VWAP trading day of the relevant observation period, in the case of any cash settlement or combination settlement.

We will pay cash in lieu of any fractional share of common stock issuable upon conversion of the notes based on:

•	the daily VWAP on the relevant conversion date, in the case of physical settlement; and

•	the daily VWAP on the last VWAP trading day of the relevant observation period, in the case of combination settlement.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock will be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date, in the case of physical settlement, or the last VWAP trading day of the relevant observation period, in the case of combination settlement.

By notice to holders of the notes, the trustee and the conversion agent (if other than the trustee), we may, prior to January 1, 2027, at our option, irrevocably elect to satisfy our conversion obligation with respect to the notes through combination settlement with a specified dollar amount per $1,000 principal amount of notes of at least $1,000 for all conversion dates occurring subsequent to delivery of such notice and for which another settlement method does not otherwise apply or is not otherwise deemed to apply as set forth above. If we make an irrevocable election pursuant to the provisions described in the immediately preceding sentence, then we will either post notice of such election on our website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with the SEC. If we irrevocably elect combination settlement with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above a specific amount, we will, after the date of such election, inform holders of the notes, the trustee and the conversion agent (if other than the trustee) of such specified dollar amount no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) during the period beginning on the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption On or After July 6, 2025” and ending prior to the relevant redemption date, in the related notice of redemption, or (ii) on or after January 1, 2027, no later than January 1, 2027), or, if we do not timely notify holders, the trustee and the conversion agent (if other than the trustee), such specified dollar amount will be the specific amount set forth in the election notice, unless no specific amount was set forth in the election notice, in which case such specified dollar amount will be $1,000 per $1,000 principal amount of notes. The irrevocable election will apply to all note conversions on conversion dates occurring subsequent to delivery of such notice; provided, however, that no such election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes. However, we may nonetheless choose to execute such an amendment at our option.

Definitions

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange (as defined below). If our common stock is not listed, quoted or traded on any U.S. securities exchange or any other market, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which:

•	trading in our common stock (or other security for which a last reported sale price must be determined) generally occurs on the relevant stock exchange, and

•

a last reported sale price for our common stock (or last reported sale price for such other security) is available on the relevant stock exchange; provided, however, if our common stock (or such other security) is not listed, quoted or traded on any U.S. securities exchange or any other market, “trading day” means a “business day”.

“Relevant stock exchange” means the New York Stock Exchange or, if our common stock (or other security for which a last reported sale price must be determined) is not then listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by OTC Markets Group Inc. or similar organization or, if our common stock is not then quoted by OTC Markets Group Inc. or similar organization, the principal other market on which our common stock (or such other security) is then traded.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on the relevant stock exchange (in the form of due bills or otherwise) as determined by the relevant stock exchange.

The “daily conversion value” means, for each of the 40 consecutive VWAP trading days during the observation period, 1/40th of the product of:

•	the conversion rate on such VWAP trading day; and

•	the daily VWAP on such VWAP trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ASPN <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately following bullet, if the relevant conversion date occurs prior to January 1, 2027, the 40 consecutive VWAP trading day period beginning on, and including, the second VWAP trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after the date we have sent a redemption notice calling such note for redemption and before the related redemption date, the 40 consecutive trading day period beginning on, and including, the 41st scheduled trading day immediately before such redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after January 1, 2027, the 40 consecutive VWAP trading day period beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date (if such scheduled trading day is not a VWAP trading day, the immediately following VWAP trading day).

“VWAP trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our common stock generally occurs on the relevant stock exchange.

If our common stock is not listed or admitted for trading on any relevant stock exchange, “VWAP trading day” means a “business day”.

“Market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange.

If our common stock is not listed, quoted or traded on any U.S. securities exchange or any other market, “scheduled trading day” means a “business day”.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the then-applicable conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the then-applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or the outstanding shares of common stock are not so split or combined, as the case may be, the applicable conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or to effect such share split or share combination, to the conversion rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared.

(2)

If we distribute to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days from the declaration date for such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS1 + X
OS0 + Y

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the applicable conversion rate will be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, or if no such rights, options or warrants are exercised prior to their expiration, the applicable conversion rate will be decreased to the conversion rate that would then be in effect if such distribution had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, and in determining the aggregate offering price of such shares of common stock, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which an adjustment was effected or will be effected in accordance with the 1% provision (as defined below) pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•	distributions of reference property in a transaction described in “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a stockholder rights plan of ours; and

•	spin offs as to which the provisions set forth below in this clause (3) will apply; then the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate will be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, in respect of each $1,000 principal amount thereof, at the same time and on the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the applicable conversion rate in effect on the ex-dividend date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events that would cause such rights, options or warrants to be exercisable occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin off”, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0
MP0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the applicable conversion rate in effect immediately after the valuation period;

FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Definitions” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin off (the “valuation period”); provided that if there is no last reported sale price of the capital stock or similar equity interest distributed to holders of our common stock on such ex-dividend date, the “valuation period” will be the first 10 consecutive trading day period after, and including, the first date such last reported sale price is available; and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period, but will be given effect at the open of business on the ex-dividend date for such spin off. Notwithstanding the foregoing, (x) in respect of any conversion during the valuation period as to which physical settlement is applicable, references in the preceding paragraph with respect to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed in the period from, and including, the ex-dividend date for such spin-off to, and including, the conversion date and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, then, for any VWAP trading day that falls within the relevant observation period for such conversion and within the relevant valuation period, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely for purposes of determining the conversion rate for such VWAP trading day for that conversion, with such lesser number of trading days as have elapsed in the period from, and including, the ex-dividend date for such spin-off to, and including, such VWAP trading day. If such spin-off does not occur, the conversion rate will be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)

If we pay or make any cash dividend or distribution to all or substantially all holders of our common stock (other than a distribution as to which an adjustment to the conversion rate was effected pursuant to clause (5) below), the applicable conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex- dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase to the applicable conversion rate made under this clause (4) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate will be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the applicable conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note will receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the applicable conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)

If we make or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the consummation of the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the consummation of the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the applicable conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires, but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, (x) in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer as to which physical settlement is applicable, references in the preceding paragraph with respect to 10 trading days will be deemed replaced, solely with respect to that conversion, with such lesser number of trading days as have elapsed in the period from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, the conversion date and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, then, for any VWAP trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely for purposes of determining the conversion rate for such VWAP trading day for that conversion, with such lesser number of trading days as have elapsed in the period from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such VWAP trading day. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the applicable conversion rate.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate will again be adjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect to purchases that have been effected.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the applicable conversion rate unless the adjustment would require a change of at least 1% in the applicable conversion rate. However, we will carry forward any adjustment that is less than 1% of the applicable conversion rate, take such carried forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the notes and (b) otherwise (1) the conversion date of (if physical settlement applies to such conversion), or each VWAP trading day of the applicable observation period for (if cash or combination settlement applies to such conversion), any note, (2) the date a fundamental change or make-whole fundamental change occurs, (3) on the date of a notice of redemption or (4) January 1, 2027, in each case unless such adjustment has already been made. The provisions described in the preceding sentence are referred to as the “1% provision”.

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on the relevant stock exchange (in the form of due bills or otherwise) as determined by the relevant stock exchange.

As used in this section, “effective date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Except as stated herein, we will not adjust the applicable conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. Further, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•

for stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•

upon the issuance of any shares of our common stock or options, warrants or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant or right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Subject to any applicable stock exchange listing rules, we are permitted to increase the applicable conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to any applicable stock exchange listing rules, we may also (but are not required to) increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase or maturity of the notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes to such holder. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations”.

Neither the trustee nor the conversion agent shall be responsible for determining whether any event has occurred that would cause a conversion rate adjustment.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a share split, share combination or change in par value);

•	any consolidation, merger, combination, statutory or binding share exchange or similar transaction involving us; or

•	any sale, conveyance, lease or other transfer or similar transaction to a third party of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole,

in each case, as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property or assets (including cash or any combination thereof) (any such event, a “share exchange event” and any such cash, securities or other property or assets (including cash or any combination thereof), “reference property”, and the amount of reference property that a holder of one share of our common stock immediately prior to such share exchange event would have been entitled to receive upon the occurrence of such share exchange event, a “unit of reference property”), then we or the successor or acquiring company, as the case may be, will execute with the trustee, without the consent of the holders, a supplemental indenture providing that, at and after the effective time of the share exchange event, each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of reference property that a holder of a number of shares of common stock equal to the applicable conversion rate immediately prior to such share exchange event would have been entitled to receive upon such share exchange event. However, at and after the effective time of the share exchange event:

•

we or the successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of the notes as set forth under “—Settlement upon Conversion” and

•	any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash;

•

any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the units of reference property that a holder of that number of shares of our common stock would have received in such share exchange event; and

•	the daily VWAP and the last reported sale price, as applicable, will be calculated based on the value of a unit of reference property;

provided, however, that if the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes will be solely cash in an amount equal to the applicable conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per share of common stock in such transaction and (ii) settlement will occur on the second business day immediately following the conversion date.

Such supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “—Conversion Rate Adjustments” above. If the notes become convertible into reference property, we will notify the holders, the trustee and the conversion agent (if other than the trustee), and we will issue a press release containing the relevant information or publish the information on our website or through such other public medium as we may use at that time.

If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing.

For purposes of the foregoing, if the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and kind of reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination.

We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change or a redemption), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the applicable conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the ex-dividend date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption

If the “effective date” (as defined below) of a “make-whole fundamental change” (as defined below) occurs prior to the maturity date of the notes or if we deliver a notice of redemption as described under “—Optional Redemption On or After July 6, 2025” and, in either case, a holder elects to convert its notes in connection with such make-whole fundamental change or notice of redemption, we will, under certain circumstances, increase the applicable conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below.

A “make-whole fundamental change” means any transaction or event that constitutes a “fundamental change” as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, after giving effect to any exceptions or exclusions from such definition but without regard to the proviso in clause (2) of the definition thereof.

A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion (or, in the case of a global note, the relevant notice of conversion in accordance with DTC’s applicable procedures) is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to the close of business on the business day immediately preceding the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for (x) subclause (a) of the proviso in clause (2) of the definition thereof (y) the Adequate Cash Conversion Provisions, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be “in connection with” a notice of redemption if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the notice of redemption until the close of business on the second scheduled trading day immediately preceding the redemption date or, if we fail to pay the redemption price, such later date on which we pay the redemption price.

If the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date.

We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change and issue a press release announcing such effective date or publish the information on our website or through such other public medium as we may use at that time no later than five business days after such effective date.

The “effective date” of a make-whole fundamental change means the date on which the make-whole fundamental change occurs or becomes effective. The “effective date” of a notice of redemption means the date of the notice of redemption.

The number of additional shares, if any, by which the applicable conversion rate will be increased will be determined by reference to the table below, based on the effective date of the make-whole fundamental change or notice of redemption, as the case may be, and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change (the “stock price”) or with respect to the redemption, as the case may be. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the notice of redemption, as the case may be.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the applicable conversion rate is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the applicable conversion rate as set forth under “—Conversion Rate Adjustments”.

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes in connection with a make-whole fundamental change or notice of redemption for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
July , 2022
July 1, 2023
July 1, 2024
July 1, 2025
July 1, 2026
July 1, 2027

The exact stock price and effective date may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•

if the stock price is greater than $                 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the applicable conversion rate; and

•

if the stock price is less than $                 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the applicable conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed                  shares of common stock, subject to adjustment in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments”.

Our obligation to increase the applicable conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Interest Make-Whole Payment

If a holder elects to convert any or all of its notes with a conversion date on or prior to January 1, 2025 (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted), we will deliver to the converting holder, in addition to the conversion consideration described under “—Settlement Upon Conversion”, an interest make-whole payment in cash in an amount equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding during the period from the conversion date to, but not including, January 1, 2025. The present values of the remaining interest payments will be computed using a discount rate equal to 3.0%. Such present value shall be computed by us in good faith. Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change or Notice of Redemption”, then such holder will not receive the interest make-whole payment with respect to such note. None of the trustee, paying agent or conversion agent shall be responsible for determining or calculating the interest make-whole payment.

If a conversion date occurs after the close of business on a regular record date but prior to the open of business on the interest payment date corresponding to such regular record date, we will not pay accrued interest to any converting holder and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date. In such case, the interest make-whole payment to such converting holder will equal the present value of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for until January 1, 2025 if the notes had not been so converted, computed in the manner described above using a discount rate equal to 3.0%.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 on the fundamental change repurchase date, which will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below or, if we fail to specify a fundamental change repurchase date, the 35th business day following the date of our fundamental change notice (without prejudice to any rights or remedies holders may have on account of such failure).

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be purchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)

the consummation of (A) except as set forth in clause (B) below, any recapitalization, reclassification or change of our common stock (other than changes resulting from a share split, share combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property or assets; (B) any consolidation, merger, combination, statutory or binding share exchange or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, conveyance, lease or other transfer or similar transaction in one transaction or a series of related transactions of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole, to any person other than one or more of our subsidiaries; provided, however, that neither (a) a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction nor (b) any merger of us solely for the purpose of changing our jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity will be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)

our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the Nasdaq Global Select Market or the New York Stock Exchange (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the Nasdaq Global Select Market or the New York Stock Exchange (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and, as a result of such transaction or transactions, the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares or pursuant to statutory appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”). For purposes of the definition of a fundamental change, any transaction or event that constitutes a fundamental change under both clause (1) and clause (2) without giving effect to the proviso in clause (2) above will be deemed to be solely a fundamental change under clause (2) of such definition (subject to the proviso to clause (2)).

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate, if applicable;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Substantially concurrently with providing such notice, we will issue a press release or publish the information on our website or through such other public medium as we may use at that time.

If the notes are held in certificated form, to exercise the fundamental change repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice, to the paying agent. Each purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the purchase notice given by each holder must comply with applicable DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal will state:

•	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be $1,000 aggregate principal amount or an integral multiple thereof.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with applicable DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders that have exercised the purchase right will receive payment of the fundamental change repurchase price on the later of:

•	the fundamental change repurchase date; and

•	the time of book-entry transfer or the delivery of the notes.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than (x) the right to receive the fundamental change repurchase price and (y) if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Purchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated (other than in connection with a default in the payment of the fundamental change repurchase price), and such acceleration has not been rescinded, on or prior to such date.

Notwithstanding anything to the contrary in the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change:

•

if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer in the manner and otherwise in compliance with such requirements; or

•

pursuant to clause (2) of the definition thereof (or a fundamental change pursuant to clause (1) which also results in a fundamental change pursuant to clause (2)) if (i) such fundamental change results in the notes becoming convertible (pursuant to the provisions described above under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) into an amount of cash per note that is greater than (x) the fundamental change repurchase price (assuming the maximum amount of accrued interest would be payable based on the latest possible fundamental change repurchase date), plus (y) to the extent that the 35th trading day immediately following the effective date of such fundamental change is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date, the full amount of interest payable per note on such interest payment date and (ii) we provide notice to the holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any such transaction as promptly as practicable following the date we publicly announce such transaction and in no event later than the effective date of such transaction. The requirements set forth in clauses (i) and (ii) of this bullet are referred to as the “Adequate Cash Conversion Provisions”.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, conveyance, lease or other transfer of “all or substantially all” of the consolidated assets of ours and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, conveyance, lease or other transfer of less than all of the consolidated assets of ours and our subsidiaries, taken as a whole, may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such purchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Ownership of Our Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, settle conversion of the notes other than solely in shares of our common stock or redeem the notes when available”. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, shares of our common stock or any combination thereof that would otherwise be due upon conversion, including the interest make-whole payment, if applicable, as described above under “—Conversion Rights—Settlement upon Conversion” and “—Conversion Rights—Interest Make-Whole Payment” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require such institution to accept any notes.

Consolidation, Merger and Sale of Assets

The indenture will provide that we may not consolidate with or merge with or into any other person, or sell, convey, transfer or lease all or substantially all of our properties and assets to any entity, which we refer to as a successor entity, unless:

•

we are the surviving entity or the successor entity (if other than us) is a corporation or limited liability company treated as a corporation for U.S. federal income tax purposes existing under the laws of the United States, any State within the United States or the District of Columbia and expressly assumes our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default will have occurred and be continuing under the indenture; and

•	certain other conditions specified in the indenture are met.

Upon any such consolidation, merger, sale, conveyance, transfer or lease in which there is a successor person, such successor person will succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture, and thereafter, except in the case of a lease, we will be relieved from our obligations and covenants under the notes and the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)

our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, including the payment of any interest make-whole payment, and such failure continues for a period of five business days;

(4)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(5)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to the notes when due;

(6)

our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7)

default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or will hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless such principal is paid (or the indebtedness with respect thereto is discharged) or such payment of such principal is waived or is otherwise no longer due and payable or such acceleration is rescinded or annulled, prior to a date that is 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes (provided, however, that if such principal is paid (or the indebtedness with respect thereto is discharged) or such payment of such principal is waived or is otherwise no longer due and payable or such acceleration is rescinded or annulled, then the event of default by reason of the failure to pay such principal when due will be deemed not to have occurred);

(8)	certain events of bankruptcy, insolvency, or reorganization of us, any of our significant subsidiaries (as defined below); or

(9)

a final judgment or judgments for the payment $25 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or the date on which all rights to appeal have been extinguished.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC, provided that in the case of a subsidiary that meets the criteria of clause (3) thereof but not clause (1) or (2) thereof, such subsidiary will not be a “significant subsidiary” unless such subsidiary’s income from continuing operations before income taxes, extra items and cumulative effect of changes in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25 million.

If an event of default occurs and is continuing with respect to the notes (other than an event of default described in clause (8) above with respect to us (and not with respect to a significant subsidiary)), the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee may declare 100% of the principal amount of and accrued and unpaid interest on all the notes to be due and payable; upon such a declaration, such principal and any accrued and unpaid interest will be due and payable immediately. Upon an event of default described in clause (8) above with respect to us (and not with respect to a significant subsidiary), 100% of the aggregate principal amount and accrued and unpaid interest will automatically be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will (x) for the first 180 days after the occurrence of such an event of default (beginning on, and including, the date on which such an event of default first occurs), consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of such notes outstanding for each day during such 180-day period on which such event of default is occurring and (y) for the period from, and including, the 181st day after the occurrence of such an event of default to, and including, the 360th day after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of notes outstanding for each day during such additional 180-day period on which such event of default is continuing. In no event will the additional interest described in this paragraph accrue at a rate in excess of 0.25% per annum during the initial 180-day period or 0.50% per annum during the subsequent 180-day period pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

This additional interest will be payable in the same manner and on the same date as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election in writing on or before the close of business on the date on which such event of default first occurs. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above. Unless and until a responsible officer of the trustee receives at the corporate trust office such notice, the trustee may assume without inquiry that no such additional interest is payable. The trustee shall not at any time be under any duty or responsibility to any holder to determine whether any additional interest is payable.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to non-payment of principal or interest, the failure to deliver the consideration due upon conversion or any other provision that requires the consent of each affected holder to amend) and rescind and annul any such acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder will have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•

the consideration due upon conversion, including the payment of any interest make-whole payment, of, its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates will not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)

the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute defaults, their status and what action we are taking or proposing to take in respect thereof. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of notes (it being understood that the trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other holder) or that would involve the trustee in personal liability. Prior to taking any action under the indenture at our instruction, the trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must give each holder of notes notice of the default within 90 days after it obtains such knowledge. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a responsible officer of the trustee in good faith determine that withholding notice is in the interests of the holders of the notes. In addition, we are also required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Modification and Amendment

We and the trustee may amend or supplement the indenture and the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes (including any interest make-whole payment provisions);

•	reduce the principal amount of or the rate of interest on the notes or any amount payable upon the redemption or repurchase thereof;

•

reduce the fundamental change repurchase price of any note or amend or modify the provisions with respect to the purchase rights of the holders as described above under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in a manner adverse to holders of notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of (including the fundamental change repurchase price or the redemption price) or interest on the notes, or change any note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s notes, or consideration due upon conversion, including the payment of any interest make-whole payment, on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes or the consideration due upon conversion;

•	change the ranking of the notes in any manner adverse to the holders;

•

impair or adversely affect the right of holders to convert notes or otherwise modify in a manner adverse to the holders the provisions with respect to conversion, or reduce the conversion rate, subject to such modifications as are required under the indenture; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or in the notes in a manner that does not adversely affect holders of the notes;

•

to provide for the assumption by a successor corporation of our obligations under the indenture and the notes, in accordance with the provisions of the indenture described above under “—Consolidation, Merger and Sale of Assets”;

•

to make provisions with respect to conversion rights of the holders of the notes as described under “— Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” in accordance with the applicable provisions of the indenture;

•	to appoint a successor trustee, registrar, paying agent, bid solicitation agent or conversion agent with respect to the notes;

•	to add or provide for guarantees of, or additional obligors on, the notes;

•	to secure the notes;

•	to add to our covenants or events of default for the benefit of the holders of the notes or surrender any right or power conferred upon us;

•	to make any change that does not adversely affect the rights of any holder of the notes;

•

in connection with any share exchange event described under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

•	to increase the conversion rate as provided in the indenture;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to make an irrevocable election with respect to the satisfaction of our conversion obligations as described under “—Conversion Procedures”; or

•	to conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders of the notes a notice briefly describing such amendment.

However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes, or by depositing with the trustee or delivering to the holders of the notes, as applicable, after all of the notes have become due and payable, whether at maturity or at any fundamental change repurchase date, redemption date or otherwise and/or have been converted (and the related conversion settlement amounts have been determined), cash or cash and, if applicable, shares of common stock (solely to satisfy conversions), as applicable, sufficient to pay all of the outstanding notes and/or satisfy all conversions, including the payment of any interest make-whole payment, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, daily VWAPs, daily conversion values, daily settlement amounts, accrued interest payable on the notes, the interest make-whole amount, if applicable, and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder. Whenever the conversion rate is adjusted as provided in the indenture, we shall promptly file with the trustee (and the conversion agent if not the trustee) an officer’s certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the trustee shall have received such officer’s certificate, the trustee shall not be deemed to have knowledge of any adjustment of the conversion rate and may assume without inquiry that the last conversion rate of which it has knowledge is still in effect.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be delivered or filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered and filed with the trustee as of the time such documents are filed via EDGAR (though the trustee will have no obligation to determine whether such documents have been filed via EDGAR).

Trustee

U.S. Bank Trust Company, National Association is the trustee, registrar, paying agent and conversion agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any party other than itself contained in this document or the related documents or for any failure by us or any other such party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may in the future maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee (including in its capacity as paying agent) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered (a) to each person that DTC identifies as a beneficial owner of the related notes only if: (i) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (ii) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (b) if an event of default with respect to the notes has occurred and is continuing and any beneficial owner requests that its beneficial interest in the notes be exchanged for notes in physical, certificated form, to such beneficial owner in an amount corresponding to such beneficial interest.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering of notes, we are offering, through a separate prospectus supplement, $225 million of shares of our common stock, plus up to an additional $33.75 million of shares of common stock that the underwriters of the concurrent common stock offering have the option to purchase from us solely to cover over-allotments. The completion of this offering is not contingent on the completion of the concurrent common stock offering, and the completion of the concurrent common stock offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent common stock offering will be consummated on the terms described in this prospectus supplement, or at all. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities being offered in the concurrent common stock offering. Our existing stockholder, Wood River Capital, LLC, an affiliate of Koch Strategic Platforms, LLC and/or certain of its affiliates have indicated an interest in purchasing up to $100 million of our common stock in the concurrent common stock offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, Wood River Capital, LLC and/or certain of its affiliates may determine to purchase fewer securities than they indicate an interest in purchasing or not to purchase any securities in the concurrent common stock offering.

See “Use of Proceeds” for additional information regarding the use of proceeds from this offering and the concurrent common stock offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the ownership, conversion and disposition of notes and the ownership and disposition of shares of our common stock into which the notes may be converted, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based on provisions of the the Code, applicable U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes or the shares of our common stock into which the notes may be converted. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership, conversion and disposition of the notes and the ownership and disposition of shares of our common stock into which the notes may be converted.

This section applies only to holders of a note or common stock into which a note is converted that hold the note or common stock into which a note is converted as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and that purchase the note on original issuance for cash at its “issue price” (i.e., the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This section does not address all aspects of U.S. federal income tax relevant to holders of a note or common stock into which a note is converted (including the potential application of the Medicare contribution tax on net investment income and alternative minimum tax consequences, or the consequences of special tax accounting rules under Section 451(b) of the Code), nor does it address all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting for their securities, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, governmental organizations, insurance companies or corporations that accumulate earnings to avoid U.S. federal income tax, persons holding notes or common stock as a part of an integrated or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code, tax consequences to certain former citizens or residents of the United States, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and pass-through entities or arrangements or investors that hold notes or common stock through pass-through entities or arrangements.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes holding notes or common stock and partners in such partnerships should consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP, CONVERSION AND DISPOSITION OF NOTES AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, a “U.S. holder” is a beneficial owner of a note or common stock received upon conversion of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note or common stock received upon conversion of a note that is an individual, corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. holder. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Consequences to U.S. Holders

Interest on the Notes

Interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount (if any).

Additional Payments

In certain circumstances, as described above under “Description of Notes—Interest Make-Whole Payment upon Certain Conversions” “Description of Notes—Events of Default”, we may be obligated to make payments on the notes in excess of stated principal and interest. Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the interest make-whole payment described in “Description of Notes—Interest Make-Whole Payment upon Certain Conversions” on the tax treatment of the notes is unclear. We intend to take the position that these contingencies should not cause the notes to be treated as contingent payment debt instruments under the applicable U.S. Treasury Regulations. Assuming such position is respected by the IRS, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a U.S. holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a U.S. holder would be required to accrue interest income at a rate higher than the stated interest, regardless of the U.S. holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note (including all gain realized upon conversion, even if the U.S. holder receives shares of common stock). This discussion assumes that the notes will not be considered contingent payment debt instruments. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes”, a U.S. holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”). The amount of such gain or loss generally will be equal to the difference between the amount received for the note in cash or other property valued at fair market value (less accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes”) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note plus the amount, if any, included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described in “—Constructive Distributions” below.

Any gain or loss recognized on a taxable disposition of a note generally will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder held the note for more than one year, such gain or loss generally will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains generally are taxable at reduced rates. A U.S. holder’s ability to deduct capital losses is subject to limitations.

Conversion of Notes

If a U.S. holder presents a note for conversion, it may receive solely cash, solely common stock, or a combination of cash and common stock in exchange for the note, depending upon our chosen settlement method.

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”).

If a U.S. holder receives solely common stock, and, if applicable, cash in lieu of a fractional share of common stock, in exchange for notes upon conversion (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”) , the U.S. holder generally will not recognize gain or loss upon the conversion of the notes into common stock except to the extent of (i) any cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes”.

The amount of gain or loss a U.S. holder will recognize on the receipt of cash in lieu of a fractional share of common stock will equal the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of shares of common stock received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note plus the amount, if any, included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described in “—Constructive Distributions” below. The U.S. holder’s holding period for the shares of our common stock will include the period during which the U.S. holder held the notes, except that the holding period of any shares received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

If a U.S. holder receives solely common stock in an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, the U.S. holder will recognize gain or loss, which will taxable as described above, under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”, where the amount received will equal the fair market value of the common stock received. In this case, the U.S. holder will have a tax basis in the shares of common stock equal to their fair market value at the time of the exchange and a holding period in the common stock received in the exchange beginning the day after the date of receipt.

As described below, the tax treatment of a conversion of a note into a combination of cash and common stock is uncertain and subject to different possible characterizations, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and common stock is received by a U.S. holder upon conversion of a note (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, which would be taxable as described above, under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”), we intend to take the position that the notes are securities for U.S. federal income tax purposes and to treat the conversion as a recapitalization. In such case, gain, but not loss, would be recognized by the U.S. holder equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes”) over the U.S. holder’s adjusted tax basis in the note, but in no event would the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in our common stock received that is allocable to the fractional share, as described below in this paragraph. Any gain or loss recognized by a U.S. holder on conversion of a note generally would be capital gain or loss and generally would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. The tax basis of our common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder, but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which would equal its fair market value) would equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. holder’s holding period for common stock would include the period during which the U.S. holder held the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after such common stock is received.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a note into cash and common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, which would be taxable as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”) were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the redemption of a portion of the note and taxed in the manner described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”, in which case our common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued but unpaid interest. In that case, the U.S. holder’s adjusted tax basis in the note generally would be allocated pro rata among our common stock received and the portion of the note that is treated as sold for cash based on the fair market value of such common stock and the cash received. The holding period for our common stock received in the conversion would include the holding period for the note, except that the holding period for any common stock received with respect to accrued but unpaid interest would commence on the day after such common stock is received.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described above in the section titled “Description of Notes—Conversion Rights—Treatment of Interest upon Conversion”, should consult its tax advisor concerning the appropriate treatment of such payments.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not result in a deemed distribution to a U.S. holder.

Certain of the conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder of notes will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may, in some circumstances, be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain as described below under “—Distributions”.

However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the lower applicable long-term capital gains rates as described below under “—Distributions”. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from information reporting. The IRS has issued proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations generally would provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Possible Effect of a Change in Conversion Consideration After a Change in Control

In certain situations, the notes may become convertible or exchangeable into shares of an acquirer or other consideration. Depending on the circumstances, such an event could result in a deemed taxable exchange of the notes for U.S. federal income tax purposes, and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, subsequent to any such event, the U.S. federal income tax consequences of the exchange or conversion of the notes as well as the ownership of the notes and the shares of our common stock may be different from the U.S. federal income tax consequences addressed in this discussion. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an event.

Distributions

Distributions, if any, made with respect to our common stock, other than certain pro rata distributions of common stock, generally will be included in the income of a U.S. holder of our common stock as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be applied against and reduce the U.S. holder’s adjusted tax basis in its common stock (but not below zero) and, to the extent in excess of such adjusted tax basis, will be treated as gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) generally are taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Sales, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon sales, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in our common stock. Any gain or loss recognized on a taxable disposition of common stock generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period at the time of the sale, redemption or other taxable disposition of our common stock is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

Interest on the Notes

Subject to the discussion below under “Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act”, U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, provided that:

•

the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the notes or otherwise) 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

the non-U.S. holder (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)) or (b) holds the notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable U.S. Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Certain additional payments

We may be required to make additional payments to holders of the notes under the circumstances described under “Description of Notes—Conversion Rights—Interest Make-Whole Payment” and “Description of Notes—

Events of Default”. For a discussion of the impact of additional interest payments on the notes, see the discussion under “—Consequences to U.S. holders—Additional payments.” It is possible that certain of such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. We will determine if any withholding is required if and when any such amounts become payable. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Dividends and Constructive Distributions

Any amount treated as a dividend (as discussed above under “Consequences to U.S. Holders—Distributions”) paid to a non-U.S. holder with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate of the notes, as described above under “Consequences to U.S. Holders—Constructive Distributions”) will be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base) are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments upon conversion, repurchase or maturity of the notes or if any withholding taxes (including backup withholding) are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from or set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such non-U.S. holder.

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for an exemption from or a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act”, any gain recognized by a non-U.S. holder on the sale, exchange (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Conversion Rights—Exchange in Lieu of Conversion”), certain redemptions, conversion or other taxable dispositions of a note or common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of disposition of the note or common stock, as the case may be, and certain other conditions are met. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to tax at regular U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder, and, if you are a foreign corporation, you additionally may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by certain U.S.-source capital losses), even though you are not considered a resident of the United States.

Any amounts (including common stock) that a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note that are attributable to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income tax in accordance with the rules described above under “Consequences to Non-U.S. Holders—Interest on the Notes”.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest (including additional interest or special interest, if any) and deemed distributions on the notes (if any), distributions on our common stock and the proceeds of a sale of a note or common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, the amount of interest (including additional interest or special interest, if any) and deemed distributions on the notes (if any) and distributions on our common stock to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such interest, deemed distributions, distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or dividends on our common stock, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Interest on the Notes” has been received or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), impose a 30% withholding tax on interest paid on our notes and dividends (including deemed dividends) paid on our common stock to, and (subject to the proposed

Treasury regulations discussed below) the gross proceeds derived from the sale or other disposition of our notes or common stock by, a foreign entity if the foreign entity is:

•

a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•

a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of interest on our notes and dividends on our common stock and to payments of gross proceeds from a sale or other disposition of our notes and common stock. Withholding agents may, however, rely on recently proposed U.S. Treasury Regulations, once finalized, that would no longer require FATCA withholding on payments of gross proceeds.

Under certain circumstances, a holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our notes and common stock.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Barclays Capital Inc. and Jefferies LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, $150 million principal amount of the notes as set forth below.

Name	Principal Amount of Notes
Barclays Capital Inc.
Jefferies LLC
BofA Securities, Inc.
Total	$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes in the offering if any are purchased, other than those notes covered by the over-allotment option described below.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an additional $22.5 million aggregate principal amount of notes at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement at that price less a selling concession of $                 per $1,000 principal amount of the notes. After the initial offering of the notes to the public, the underwriters may change the public offering price and concession. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation we will pay:

	Per note	No exercise	Full exercise
Underwriting discounts and commissions paid by us	%	$	$

The expenses of the offering, payable by us, excluding the underwriters discounts and commissions, are estimated to be approximately $                . We have also agreed to reimburse the underwriters for certain expenses related to FINRA review of the offering, in an amount not to exceed $15,000. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

The underwriters have agreed to reimburse us for certain of our expenses related to the offering.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters participating in the offering, and the underwriters may distribute prospectuses electronically. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (collectively with the common stock, “Lock-Up

Securities”), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company (other than any registration on Form S-8), or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Barclays Capital Inc. and Jefferies LLC for a period of 90 days after the date of this prospectus supplement.

The restrictions on our actions, as described above, do not apply to certain transactions, including (1) the notes to be sold pursuant to this prospectus supplement, (2) the common stock underlying the notes sold pursuant to this prospectus supplement, (3) the shares of common stock issuable upon conversion of the notes and the Existing Notes, (4) the issuance and sale by us of shares of common stock pursuant to the concurrent common stock offering, (5) the issuance of common stock in connection with an acquisition, joint venture, development agreement or license by the Company, provided the issuance of such shares under (5) shall be subject to the condition that each recipient of such shares will have previously signed a lock-up agreement with Barclays Capital Inc. and Jefferies LLC, and any such issuance under (5) will not exceed 5% of the aggregate shares of our common stock then outstanding.

Our directors, executive officers and certain stockholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 90 days after the date of this prospectus supplement (such period, the “Lock-Up Period”), may not, without the prior written consent of Barclays Capital Inc. and Jefferies LLC, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities or other securities, in cash or otherwise.

The restrictions described above shall not apply, subject in certain cases to various conditions, to certain transactions, including, without limitation: (a) transactions relating to shares of common stock or other securities acquired in the open market after the completion of this offering; (b) bona fide gifts, sales or other dispositions of shares that are made exclusively between and among the lock-up party or members of the lock-up party’s family, or affiliates of the lock-up party, including its partners (if a partnership) or members (if a limited liability company); provided that the transferee/donee agrees to be bound by the terms of the lock-up agreement and no filing or public announcement is made; (c) any transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided, that no public disclosure or filing is made or any such disclosure or filing indicates the circumstances surrounding the transfer; (d) transfers or dispositions of shares to any trust provided any transferee agrees to be bound by the terms of the lock-up agreement and no public disclosure or filing is made or any such disclosure or filing indicates the circumstances surrounding the transfer; (e) (i) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date of this prospectus supplement and (ii) the conversion of any of the Company’s convertible securities outstanding on the date of this prospectus supplement and described herein; provided, that the lock-up restrictions shall apply to shares of common stock issued upon such exercise or conversion; (f) transfers upon a vesting or settlement event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis, in each case pursuant to any of the Company’s stock option/incentive plans or otherwise outstanding on the date of this prospectus supplement to the extent permitted by the instruments representing such options or warrants outstanding as of the date of this prospectus supplement provided that any shares are bound by the terms of the lock-up agreement and no public disclosure or filing is made or any such disclosure or filing indicates the circumstances; (g) the establishment of any Rule 10b5-1 Plan under the Exchange Act; provided, that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period; (h) any demands or requests for, exercises of any right with respect to, or taking of any action in preparation of, the registration by the Company under the Securities Act of the lock-up party’s shares of common stock, provided that no transfer of the lock-up party’s shares of common stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the lock-up party’s shares of common stock during the Lock-Up Period; (i) any transfers or commitments to transfer pursuant to a merger, consolidation, tender offer or other similar transaction that are approved by the Board of Directors of the Company involving a Change of Control (as defined below) or reverse merger, provided, that in the event that such merger, consolidation, tender offer or other such transaction or reverse merger is not completed, such shares of common stock or other securities held by the lock-up party shall remain subject to the provisions of the lock-up agreement; and (j) the transfer of shares of common stock or securities convertible into, or exercisable or exchangeable for, shares of common stock to the Company in connection with the termination of the lock-up party’s employment with the Company provided no public disclosure or filing is made or any such disclosure or filing indicates the circumstances surrounding the transfer.

Barclays Capital Inc. and Jefferies LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We do not intend to apply for listing of the notes on any national securities exchange or automated dealer system. The underwriters have advised us that they may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will exist or develop. If an active public trading market for the notes does not exist or develop, the market price and liquidity of the notes may be adversely affected.

Our common stock is listed on the New York Stock Exchange under the symbol “ASPN”.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the underwriters of notes in excess of the aggregate principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the aggregate principal amount of the notes over-allotted by the underwriters is not greater than the aggregate principal amount of the notes that it may purchase in the over-allotment option. In a naked short position, the aggregate principal amount of the notes involved is greater than the aggregate principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising its over-allotment option and/or purchasing notes in the open market. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their businesses, the underwriters and/or their affiliates may have engaged in financial transactions with, and may have performed investment banking, lending, asset management and/or financial advisory services for us and/or our affiliates including serving as counterparties to certain derivative and hedging arrangements and may do so for us and/or our affiliates in the future. They have received or will receive customary fees and reimbursements of expenses for these transactions and services. They may also make or hold a broad array of investments and actively traded debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In addition, certain of the underwriters and/or their affiliates are underwriters in the concurrent common stock offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (a “Relevant State”), each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes and the expression “Prospectus Regulation” means Regulation EU 2017/1129.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in the United Kingdom other than:

(a)	to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any notes being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression “UK Prospectus Regulation” means Regulation EU 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(d)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”), and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”) has been or will be lodged with the Australian Securities and Investments Commission (the “ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re- offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

LEGAL MATTERS

The validity of the notes being offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts. Certain legal matters relating to the notes offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aspen Aerogels, Inc. as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus supplement. This prospectus supplement omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus supplement. Statements in this prospectus supplement regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information”. The documents we are incorporating by reference are:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March  1, 2022 (including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April  21, 2022 and April 29, 2022 that are incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

•

our Current Reports on Form 8-K filed with the SEC on January 3, 2022, January  4, 2022, January  13, 2022 (Item 5.02 only), February  17, 2022 (excluding Items 2.02 and 7.01), February  18, 2022, March  16, 2022, March  29, 2022, April  1, 2022, April  29, 2022, June  3, 2022, June  6, 2022 (excluding Item 7.01) and June 24, 2022;

•	the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on June 6, 2014, as updated or amended in any amendment or report filed for such purpose; and

•	all documents filed after the date of this prospectus supplement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in each of this prospectus supplement and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than the exhibits, unless the exhibits are specifically incorporated by reference. Requests should be directed to:

Aspen Aerogels, Inc.

Attn: Investor Relations,

30 Forbes Road, Building B,

Northborough, Massachusetts, 01532

Telephone: (508) 691-1111

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.aerogel.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith, file periodic reports, proxy statements and other information with the SEC. SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus supplement is only part of a registration statement that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at www.aerogel.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

PROSPECTUS

Aspen Aerogels, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

We may offer and sell securities from time to time in one or more offerings. This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of or exchange for the debt securities; common stock upon conversion of or exchange for the preferred stock; or common stock, preferred stock or debt securities upon the exercise of warrants or rights.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “ASPN.” On March 15, 2022, the last reported sale price of our common stock was $28.15 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on NYSE or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 5 of this prospectus under the caption “Risk  Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, utilizing an automatic “shelf” registration process. Under this shelf registration process, we may from time to time offer shares of our common stock and preferred stock, various series of debt securities and/or warrants or rights to purchase any of such securities, either individually or in units, in one or more offerings, at prices and on terms to be set forth in one or more supplements to this prospectus at the time of an offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits and the prospectus supplement, as applicable. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus or any prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Aspen Aerogels,” “the Company,” “we,” “us,” “our” and similar terms refer to Aspen Aerogels, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview of Aspen

We are an aerogel technology company that designs, develops and manufactures innovative, high-performance aerogel materials used primarily in the energy infrastructure, building materials and electric vehicle markets. We have provided high-performance aerogel insulation to the energy infrastructure and sustainable building materials markets for more than a decade. We have also recently introduced a line of high-potential aerogel thermal barriers for use in battery packs in the electric vehicle market and other energy storage systems. In addition, we are developing applications for our aerogel technology in the battery materials and a number of other high-potential markets. We believe our aerogel blankets deliver the best thermal performance of any widely used insulation product available on the market today and provide a combination of performance attributes unmatched by traditional insulation materials. Our end-user customers select our products where thermal performance is critical and to save money, improve resource efficiency, enhance sustainability, preserve operating assets, and protect workers.

Our technologically advanced insulation products are principally targeted at the estimated $3.9 billion annual global market for energy infrastructure insulation materials. Our aerogel insulation has undergone rigorous technical validation and is used by many of the world’s largest oil producers and the owners and operators of refineries, petrochemical plants, liquefied natural gas facilities and power generating and distribution assets, such as ExxonMobil, Reliance Industries, PTT LNG, and Royal Dutch Shell. Our products replace traditional insulation in existing facilities during regular maintenance, upgrades and capacity expansions. In addition, our aerogel products are increasingly being specified for use in new-build energy infrastructure facilities.

We introduced our two key aerogel insulation product lines for the energy infrastructure market, Pyrogel® and Cryogel®, in 2008. Pyrogel and Cryogel have undergone rigorous technical validation by industry-leading end-users and achieved significant market adoption. We introduced our aerogel insulation product for the building materials market, Spaceloft®, in 2006. We believe that our long-term record of success positions us for future growth and continued gain in market share in the energy infrastructure and building materials markets.

We have grown our business by forming technical and commercial relationships with industry leaders, which has allowed us to optimize our products to meet the particular demands of targeted market sectors. We have benefited from our technical and commercial relationships with ExxonMobil in the oil refinery and petrochemical sector and with TechnipFMC in the offshore oil sector. We will continue our strategy of working with innovative companies to target and penetrate additional opportunities in the energy infrastructure and sustainable building materials markets.

We are also actively developing a number of promising aerogel products and technologies for the electric vehicle market. We have developed and are commercializing our proprietary line of PyroThin® thermal barriers for use in battery packs of electric vehicles. Our PyroThin product is an ultra-thin, lightweight and flexible thermal barrier designed with other functional layers to impede the propagation of thermal runaway across multiple lithium-ion battery system architectures. Our thermal barrier technology is designed to offer a unique combination of thermal management, mechanical performance and fire protection properties. These properties enable electric vehicle manufacturers to achieve critical battery performance and safety goals.

In addition, we are seeking to leverage our patented carbon aerogel technology to develop industry-leading battery materials for use in lithium-ion battery cells. These battery materials have the potential to increase the energy density of the battery cells, thus enabling an increase in the driving range of electric vehicles.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports filed with the SEC, as described under the caption “Incorporation of Documents by Reference” on page 31 of this prospectus.

Our Corporate Information

Our principal office is located at 30 Forbes Road, Building B, Northborough, Massachusetts 01532, and our telephone number is (508) 691-1111. Our website address is https://www.aerogel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

All trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants or rights to purchase any of such securities, either individually or in units, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any, and the various factors considered in determining such price.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in Aspen Aerogels, Inc. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our subsequent current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•

the expected future growth of the market for our aerogel products and our continued gain in market share, in particular in the electric vehicle market, the energy infrastructure insulation market, the lithium-ion battery thermal barrier markets, and other markets we target;

•

our beliefs about the competitive strengths and value propositions of our technology and our products and our ability to gain additional market share and enter into new markets based on those strengths;

•	our expectation that our investment in incremental manufacturing and operating expense will sustain long-term growth in our existing markets and develop new business opportunities;

•	our plans to continue to develop and optimize aerogel products for high-value applications within the sustainable building materials market and our plan to realize revenue from this market;

•

our plans and expectations to partner with industry leaders in the battery and electric vehicle market or such partnerships resulting in products and technologies or otherwise resulting in meaningful financial results;

•

our expectations about the size and timing of awarded business in the EV market, future revenues and profit margins, arising from our supply relationship and contract with automotive original equipment manufacturers, or OEMs, and our ability to win more business and increase revenue in the EV market;

•

our pursuit of high-value opportunities for our aerogel products within different segments of the EV market, the global insulation market, including the sustainable building materials market, and our plans to leverage our aerogel technology platform to develop innovative, aerogel enhanced products for applications in new markets;

•	our plans to focus additional resources to continue to grow our share of the EV market and the energy infrastructure insulation market;

•

the current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on our business;

•	our investments in the electric vehicle market and aerogel technology platform;

•

our pursuit of and the expected greater adoption of our products in the LNG and power generation markets and our expectation that product revenue will be generated in large part by demand for insulation associated with scheduled plant shutdowns, or turnarounds, and other maintenance-related projects;

•

our expectation that our products will be specified during the design phase in a growing number of new plant construction and capital expansion projects and our expectation that we will have an increasing percentage of our products sold for use in capital projects;

•	our expectation that the growth in global energy demand and EV market will result in increased new-build and large capacity expansion projects, driving demand for our aerogel products;

•	our plans to continue our strategy of working with innovative companies to target and penetrate additional market opportunities;

•

our plans to develop strategic partnerships to facilitate market penetration beyond the energy infrastructure and sustainable building materials market, as well as the expected goals and priorities of such strategic partnerships;

•

our belief that an adequate long-term supply of silica-precursors and other raw materials is available and that our plans to reduce reliance on precursors susceptible to significant price fluctuations will be successful;

•	our belief that we can strategically increase our capacity to meet the demand or that we will be able to make such capacity increases in a timely manner;

•	our expectation in our ability to implement lower cost product formulations and realize material purchasing efficiencies;

•	our belief that our portfolio of patents, trade secrets and know-how present a significant barrier to potential new entrants in the production of aerogel blanket insulation;

•

our expectation that we will be successful in enforcing and defending our patents against competitors and that such patents are valid and enforceable, as well as our expectations about the costs and consequences of our current or potential future patent litigation and the potential for additional patent litigation;

•

our belief that our products possess strong competitive advantages over traditional insulation materials, including the superior thermal performance and the thin, easy-to-use and durable blanket form of our products;

•

our belief that we can finance the construction and development of our planned second manufacturing facility in Bulloch County, Georgia with anticipated available credit, cash flows from operations, debt financings, technology licensing agreements, customer prepayments or equity financings;

•	our expectations regarding the investment to open a second manufacturing facility in Georgia and the anticipated job creation as a result thereof;

•	the anticipated aerogel capacity expansion as a result of the planned second manufacturing facility in Georgia and the expected commencement of production;

•	our belief that our end-use customers will continue to invest in major energy infrastructure projects;

•	our expectation that we will continue to sell our products in the sustainable building materials and other end markets;

•	our expectations that our work with partners will accelerate the commercialization of these carbon aerogel anode materials in the electric vehicle market;

•

our belief that the potential for significant technological innovation in traditional insulation materials is limited and that new high-performance materials will be required to meet evolving market requirements for energy efficient insulation systems;

•	our belief that our aerogel products and manufacturing processes are proprietary and that we can protect our patents, trade secrets and know-how associated therewith;

•

our belief that we can continue to improve the cost efficiency of our manufacturing process, that our current expansion plans offer attractive returns on incremental invested capital, and that we will focus our development efforts on new products and next generation technology with application in new, high value market segments;

•

our belief that we will have opportunities to address additional high value applications in the estimated $3.9 billion global insulation market, and that we are well-positioned to leverage a decade’s worth of research and development to design and commercialize disruptive aerogel products for a wide array of new markets;

•

our belief that our products have the lowest cost on a fully-installed basis or offer significant life-cycle cost savings in energy infrastructure and certain other applications as compared to traditional insulation materials;

•

our plans to continue to expand our global sales force and distribution network to support anticipated growth in customers and demand for our products and our plans to seek to promote greater enterprise-wide utilization of our products by existing end-use customers;

•

our expectations and projections about future revenues, revenue growth, costs, expenses, production volumes, manufacturing productivity, gross profit, profitability, net loss, loss per share and Adjusted EBITDA, sources and uses of cash, liquidity, cash flow, capital requirements and the sufficiency of our existing cash balance and available credit;

•	our expectations that most of our revenue will continue to come from a relatively small number of customers for the foreseeable future;

•

our expectations of long-term revenue growth, with increasing levels of gross profit and improved cash flows from operations and our expectations that we will incur significant capital expenditures related to the expansion of our manufacturing capacity to support this expected long-term growth in demand;

•	our expectation to continue to increase investment in research and development in our efforts to enhance and expand our aerogel technology platform;

•	our expectations about the impact of new accounting pronouncements on our consolidated financial statements and related disclosures;

•	our belief that our experienced and dedicated leadership team will provide us with a competitive advantage in the industry;

•	our belief of our technological and market leadership in aerogels;

•	the expected future development of new aerogel technologies; and

•	our expectations about limitations of net operating losses.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus or in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for other general corporate purposes, including, but not limited to, working capital, capital expenditures, repayment of any existing indebtedness, investments and acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time, and may enter into arrangements for “at-the-market,” equity line or similar transactions. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on the NYSE. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NYSE or any securities market or other securities exchange of the securities covered by the prospectus supplement. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 125,000,000 shares of common stock, par value $0.00001 per share. On March 1, 2022, we had 33,386,880 shares of common stock outstanding and approximately 29 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of then outstanding preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 30170, College Station, Texas 77842.

Stock Exchange Listing

Our common stock is listed for trading on NYSE under the symbol “ASPN.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of blank check preferred stock, par value $0.00001 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our board of directors has the authority, without further stockholder authorization, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. If we issue preferred stock in the future, such preferred stock would have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•

any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder. Each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	the aggregate principal amount and any limit on the amount that may be issued;

•

the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•

the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants may be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such shares of our common stock and/or our preferred stock and/or our debt securities at such exercise price as shall be in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of our common stock and/or our preferred stock and/or our debt securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Warrant Agent

The name and address of the warrant agent for any warrants we offer, if one is appointed, will be set forth in the applicable prospectus supplement.

Enforceability of Rights by Holders of Warrants

If we appoint a warrant agent, any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of December 31, 2021, we had no warrants outstanding.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•	the method by which holders of rights will be entitled to exercise;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation provisions, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•	whether securityholders are entitled to oversubscription rights, if any;

•	any applicable material U.S. federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The name and address of the rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, one or more debt securities, warrants or rights for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” will apply to each unit, as applicable, and to any common stock, preferred stock, debt security, warrant, or right included in each unit, as applicable.

Unit Agent

The name and address of the unit agent, if any, for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board of Directors; Removal of Directors for Cause

Our restated certificate of incorporation and restated bylaws provide that our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancies in previously authorized directorships.

No Stockholder Action by Written Consent

Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus titled “—Anti-Takeover Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 75% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Exclusive Forum

Our restated certificate of incorporation provides that, subject to limited exceptions, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our restated certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable.

Limitation of Liability and Indemnification

Our restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article VI of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our non-employee directors and with certain officers, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our restated certificate of incorporation, restated bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, indemnification agreements or law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The consolidated financial statements of Aspen Aerogels, Inc. as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at http://www.aerogel.com with information about our company and through which you may access these materials and other filings with the SEC free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the SEC. Except for the documents incorporated by reference as described below under “Incorporation of Certain Documents by Reference”, information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on March 1, 2022;

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2021 that are deemed “filed” with the SEC under the Exchange Act;

•	Our Current Reports on Form 8-K filed January 3, 2022, January 4, 2022, January 13, 2022, February 17, 2022, and February 18, 2022; and

•

The description of our common stock contained in our registration statement on Form 8-A12B filed June 6, 2014, including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the Common Stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Common Stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available through the SEC’s website at www.sec.gov.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Aspen Aerogels, Inc., Attn: Investor Relations, 30 Forbes Road, Building B, Northborough, MA 01532, (508) 691-1111. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

$150 million

% Convertible Senior Notes due 2027

PROSPECTUS SUPPLEMENT

Joint Book-running Managers

Barclays	Jefferies	BofA Securities
Green Structuring Agent

            , 2022